EXHIBIT 2.2

SHARE PURCHASE AGREEMENT

relating to the sale by

Aquila Networks British Columbia Ltd.

of its investment

in

Aquila Networks Canada (British Columbia) Ltd.

to

Fortis Inc.

Dated as of September 15th, 2003

TABLE OF CONTENTS

Page

Artic	le 1	INTERPRETATION	1
1.1		Rules of Interpretation; Definitions	1
1.2		Annexes, Exhibits and Schedules	1
1.3		Meaning Not Affected By Division, Headings or Table of Contents	1
1.4		Severability	1
1.5		Vendor's Knowledge	2
Artic	le 2	PURCHASE AND SALE; CLOSING	2
2.1		Sale of Sold Shares	2
2.2		Purchase Price and Payment	2
2.3		Repayment of Certain Debt	3
2.4		Estimate of Purchase Price and Debt	3
2.5		Final Calculations of Purchase Price and Debt	3
2.6		Time and Place of Closing	5
2.7		Deliveries by the Vendor	6
2.8		Deliveries by the Purchaser	7
2.9		Conditions to the Obligations of the Purchaser to Close	8
2.10		Conditions to the Obligations of the Vendor to Close	11
2.11		Mutual Conditions	13
2.12		Pre-Closing Transactions	13
Artic	le 3	REPRESENTATIONS AND WARRANTIES OF THE VENDOR	14
3.1		Corporate Organization	14
3.2		Certain Matters Regarding Shares; Capitalization; the Sold Shares;
		Corporate Reorganization	15
3.3		Authorization; Binding Effect	16
3.4		Consents and Approvals; No Violation	16
3.5		Sold Company Subsidiaries	17
3.6		Financial Matters - Non-Tax	17
3.7		Tax Matters	18
3.8		Conduct of Business - Compliance	19
3.9		No Default	20
3.10		Bank Accounts	20
3.11		Books and Records	20
3.12		Transactions with Affiliates	20
3.13		Powers of Attorney	20
3.14		Assets	20
3.15		Sales Into and Offices in USA	21
3.16		Completeness of Information	21
3.17		Finder's Fees	22
3.18		Opinion of Financial Advisor	22
3.19		Solvency Matters	22
3.20		Environmental Matters	22
Artic	le 4	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	23
4.1		Organization	23
4.2		Authorization; Binding Effect	23
4.3		Consents and Approvals; No Violation	23
4.4		Litigation	24
4.5		Acquisition of Sold Shares for Investment	24
4.6		No Default	24
4.7		Investment Canada Status	24
4.8		Adequacy of Financing	24
4.9		Finder's Fees	24
Artic	le 5	INTERIM PERIOD AGREEMENTS - VENDOR	24
5.1		General Covenants of the Vendor	25
5.2		Certain Changes	25
5.3		Consent Procedure	27
5.4		Investigation of Business and Examination of Documents	27
5.5		Risk of Loss	27
5.6		Notice of Certain Events	30
5.7		No Solicitation	30
Artic	le 6	INTERIM PERIOD MUTUAL COVENANTS OF THE PARTIES	30
6.1		Carriage of Legal Matters	30
6.2		Acceptance	32
6.3		Third Party Consents, Releases and Approvals - Procedure	33
6.4		Further Assurance Obligations	34
6.5		Purchaser's Application	34
6.6		Vendor's Corporate Reorganization Application	34
6.7		Public Announcements	34
Artic	le 7	GENERAL COVENANTS CONCERNING THE SOLD COMPANY AND THE ELECTRICITY BUSINESS	35
7.1		Insurance	35
7.2		General Covenants of the Purchaser	35
7.3		Tax Returns and Financial Statements	35
7.4		Post Closing Access	36
7.5		Use of Name	36
7.6		Compliance with Law	37
7.7		Handling of Certain Agreements	37
7.8		Regulatory Cooperation	37
Artic	le 8	REPRESENTATION AND WARRANTY MATTERS PRIOR TO CLOSING	38
8.1		Defects to be Identified	38
8.2		Curing Defects; Valuation and Adjustment	39
8.3		Covenants and Agreements	40
Artic	le 9	DISCLAIMER	41
9.1		Scope of Representations of the Vendor	41
Artic	le 10	TERMINATION	41
10.1		Termination	41
10.2		Automatic Termination	42
10.3		Effect of Termination	42
10.4		Failure or Refusal to Close	42
Artic	le 11	INDEMNITIES AND SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS	42
11.1		Survival	42
11.2		General Indemnities	43
11.3		Procedure - General Indemnities	44
11.4		Tax Indemnity	45
11.5		Limitations on Indemnity and Liability	48
Artic	le 12	NOTICES	48
12.1		Notices	48
Artic	le 13	MISCELLANEOUS	50
13.1		Costs	50
13.2		Assignment	50
13.3		No Third Party Beneficiaries	50
13.4		Entire Agreement	50
13.5		Successors and Assigns	51
13.6		No Waiver	51
13.7		Amendment	51
13.8		No Restrictions on Business	51
13.9		Continuing Liability	51
13.10		Time of the Essence	51
13.11		Governing Law; Attornment; Waiver of Jury Trial	51
13.12		Execution	53

        This Share Purchase Agreement is made as of September 15th, 2003 between (i) Aquila Networks British Columbia Ltd., a British Columbia company with its head office in Trail, British Columbia (the “Vendor”); and Fortis Inc., a Newfoundland and Labrador corporation with its head office in St. John’s, Newfoundland and Labrador (the “Purchaser”).

      Recital:

        The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the Sold Shares, for the consideration and in accordance with the terms and conditions hereinafter set forth.

        The Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Rules of Interpretation; Definitions

        The rules of interpretation set forth in Section 1 of Annex 1.1 apply to this Agreement. Terms and expressions ascribed a meaning in Section 2 of Annex 1.1 or adopted by reference to an enactment, regulation or provision of an agreement therein shall have those meanings when used in this Agreement.

1.2 Annexes, Exhibits and Schedules

        The Annexes, Exhibits and Schedules to this Agreement are briefly described on Annex 1.2 hereto. All Annexes, Exhibits and Schedules hereto are by this reference incorporated into and are part of this Agreement as fully as though contained in the body of this Agreement; provided that wherever any provision of any Annex, Exhibit or Schedule to this Agreement conflicts with any provision in the body of this Agreement, the provisions of the body of this Agreement will prevail. References in any Annex, Exhibit or Schedule to “the Agreement” shall mean a reference to this Agreement inclusive of all of its Annexes, Exhibits and Schedules. References in any Annex, Exhibit or Schedule to another Annex, Exhibit or Schedule shall mean a reference to an Annex, Exhibit or Schedule to this Agreement.

1.3 Meaning Not Affected By Division, Headings or Table of Contents

        The division of this Agreement and the provision of headings or a table of contents for all or any thereof are for convenience of reference only and shall not affect the meaning of this Agreement.

1.4 Severability

        Any provision of this Agreement that is invalid, prohibited or unenforceable in any jurisdiction will not invalidate or render unenforceable the remaining provisions hereof and any such invalidity, prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. In respect of any provision so determined to be invalid, prohibited or unenforceable, the Parties agree to negotiate in good faith in order to replace the invalid, prohibited or unenforceable provision with a new provision that is valid, not prohibited and enforceable in order to give effect to the business intent of the original provision to the extent permitted by law and in accordance with the intent of this Agreement.

1.5 Vendor’s Knowledge

        Where in this Agreement, or in any certificate or document delivered in connection herewith or in implementation of any of the transactions contemplated hereby, any statement, representation or warranty is made as to, or as being based on, the knowledge of the Vendor, or words to like effect, such statement, representation or warranty will be construed as including only matters within the actual knowledge of the Responsible Persons after having made reasonable inquiry of those Persons who directly report to them and who would reasonably be expected to possess or to have access to information as to the applicable subject matter, and otherwise without independent investigation, and does not include constructive or imputed knowledge of the Responsible Persons or any of them or the knowledge, information or belief of any other Person.

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1 Sale of Sold Shares

        Upon the terms and subject to the conditions of this Agreement, at the Closing the Purchaser will purchase the Sold Shares from the Vendor for the Purchase Price and pay the Purchase Price to the Vendor (or one or more Persons designated by the Vendor) and the Vendor will sell, assign and deliver the Sold Shares to the Purchaser against receipt of payment of the Purchase Price.

2.2 Purchase Price and Payment

(a)	The Purchaser will pay to the Vendor or as the Vendor designates, in the manner required by Section 2.2(b), the amount (as calculated and adjusted in accordance with this Agreement, the “Purchase Price”) that is the sum of:

(i)	Six Hundred and Seventy-Four Million ($674,000,000) Dollars (the “Unadjusted Consideration”) less the aggregate of (A) the amount of the Intercorporate Debt at the time of Closing, (B) the amount of the BMO Debt at the time of Closing, and (C) all Indebtedness for Borrowed Money at the time of Closing (such difference, the “Share Purchase Price”); plus,

(ii)	the Working Capital and Other Amount and, for clarity, if the Working Capital and Other Amount is a negative amount, then the addition of such amount will have the effect of decreasing the Purchase Price; plus,

(iii)	the Closing Adjustment and, for clarity, if the Closing Adjustment is a negative amount, then the addition of such amount will have the effect of decreasing the Purchase Price.

The components of the Purchase Price will be determined for the purpose of Closing according to the Closing Estimate under Section 2.4.

(b)	The Purchase Price will be paid by the Purchaser at the Closing by:

(i)	confirmed wire transfer in immediately available funds to such bank accounts as are designated for such purpose by the Vendor and advised by the Vendor to the Purchaser, such designation to be delivered no later than five (5) Business Days before the Closing Date; or

(ii)	such other means as are agreed upon by the Vendor and the Purchaser.

2.3 Repayment of Certain Debt

      Immediately following the Closing:

(a)	the Purchaser will capitalize the Sold Company with sufficient funds (either debt or equity or a combination of debt and equity as the Purchaser chooses) to enable the Sold Company to repay, and ensure that the Sold Company repays, at par and at that time, the Intercorporate Debt at the time of Closing and the BMO Debt at the time of Closing in the amount determined initially according to the Closing Estimate under Section 2.4, by:

(i)	confirmed wire transfer in immediately available funds to such bank accounts as are designated for such purpose by the Vendor and advised by the Vendor to the Purchaser, such designation to be delivered no later than five (5) Business Days before the Closing Date; or

(ii)	such other means as are agreed upon by the Vendor and the Purchaser; and

(b)	the Vendor will cause valid receipts for the amounts so repaid to be delivered to the Sold Company, together with, in respect of all of the Sold Company’s liability to each applicable creditor under or in relation to the credit and other arrangements respecting the Intercorporate Debt and the BMO Debt, discharges of liability, cancelled promissory notes, where applicable, and terminations of the applicable credit documentation, and discharges of Security Interests, if any, in each case duly signed by the applicable creditors, against receipt of the payments under Section 2.3(a).

2.4 Estimate of Purchase Price and Debt

        Not later than five (5) Business Days prior to the proposed Closing Date, the Vendor will provide the Purchaser an estimate, prepared in good faith in substantially the form of Annex 2.4 and attaching and (where applicable) based upon the draft consolidated financial statements of the Sold Company (on an estimated basis) at the time of Closing (the “Closing Estimate”), of

(a)	the amounts of the Intercorporate Debt at the time of Closing, the BMO Debt at the time of Closing and the Indebtedness for Borrowed Money at the time of Closing, together with payout statements from the creditors in respect of the Intercorporate Debt, the BMO Debt and the Indebtedness for Borrowed Money as to the amounts owing thereunder at the time of Closing;

(b)	the Working Capital and Other Amount; and

(c)	the Closing Adjustment;

setting forth each item in reasonable detail and with appropriate back-up, and the resulting Purchase Price.

2.5 Final Calculations of Purchase Price and Debt

(a)	At the time that it delivers the draft Tax returns and financial statements as at and for the period ended on the Closing Date under Sections 7.3(c) and 7.3(e), the Vendor will deliver to the Purchaser a further good faith calculation of (i) the Working Capital and Other Amount, (ii) the amount of the Intercorporate Debt at the time of Closing, the BMO Debt at the time of Closing and all Indebtedness for Borrowed Money at the time of Closing and (iii) the Closing Adjustment, in substantially the form of the Closing Estimate, except attaching and (where applicable) based upon the draft consolidated financial statements delivered by the Vendor under Section 7.3(e), and with appropriate back-up information (the “Calculation”). The Calculation must accurately reflect all relevant information then in the possession of or available to the Vendor that may affect the amounts therein.

(b)	The Purchaser will notify the Vendor in writing if it has any objections to the Calculation (including inadequacy of information or inability to verify the Calculation). The Purchaser will be deemed to have accepted the Calculation, and the Calculation will be deemed to be finalized, if the Purchaser does not give the Vendor notice of its objections (which must be made in good faith) within sixty (60) days from the date of receipt of the Calculation. A notice of objection must contain a statement of the basis of the Purchaser’s objections (which may be inadequacy of information or inability to verify) and each amount in dispute. An objection based on inadequacy of information or inability to verify must identify the additional information the Purchaser feels it needs with reasonable particularity. The Vendor will, upon reasonable request, provide access to the Purchaser and its advisors, to all relevant books and records, with the right to take copies of the relevant information, and to the appropriate personnel, for the sole purpose of verifying the Calculation.

(c)	If the Purchaser makes a good faith objection based on inadequacy of information or inability to verify and requests additional information pursuant to paragraph (b) above, the Purchaser will be deemed to have accepted the Calculation, and the Calculation will be deemed to be finalized, if the Purchaser does not give the Vendor notice of its objections (which must be made in good faith) within fifteen (15) Business Days from the date of receipt of the additional information.

(d)	If the Purchaser timely makes good faith objections to the Calculation, the Purchaser and the Vendor will work expeditiously and in good faith to resolve the matters in dispute within a period of ten (10) Business Days after the date of notification by the Purchaser to the Vendor of its objections. If the Purchaser and the Vendor cannot resolve their dispute within such period, the dispute will be submitted for determination to PriceWaterhouseCoopers. The determination of PriceWaterhouseCoopers LLP of the matters in dispute will be final and binding upon the Parties and will not be subject to appeal, absent manifest error. PriceWaterhouseCoopers LLP will be deemed to be acting as experts and not as arbitrators. The procedure to be followed by the Parties with respect to the determination will be determined by PriceWaterhouseCoopers LLP in its sole discretion. Each Party will provide PriceWaterhouseCoopers LLP access to all relevant books and records and to the appropriate personnel to assist it in the determination of the final Calculation.

(e)	The Vendor and the Purchaser will each bear the fees and expenses of their respective personnel or advisors in preparing or reviewing the Calculation and, if applicable, their respective costs in presenting their cases to PriceWaterhouseCoopers LLP. In the case of the retention of PriceWaterhouseCoopers LLP to determine a dispute, the costs and expenses of PriceWaterhouseCoopers LLP will be borne equally by the Vendor and the Purchaser.

(f)	If the Indebtedness for Borrowed Money at the time of Closing according to the Calculation as finalized in accordance with this Section 2.5, minus the Indebtedness for Borrowed Money according to the Closing Estimate, is:

(i)	a positive amount, then the Vendor will pay the difference to the Purchaser; or

(ii)	a negative amount, then the Purchaser will pay the difference to the Vendor, plus,

(in either case) interest on the amount payable from the Closing Date to the date of payment at the Prime Rate from time to time in effect. Such amount must be paid within two (2) Business Days after finalization of the Calculation.

(g)	If the aggregate of the Working Capital and Other Amount and the Closing Adjustment at the time of Closing according to the Calculation as finalized in accordance with this Section 2.5, minus the aggregate of the Working Capital and Other Amount and the Closing Adjustment according to the Closing Estimate is:

(i)	a positive amount, then the Purchaser will pay the difference to the Vendor; or

(ii)	a negative amount, then the Vendor will pay the difference to the Purchaser, plus,

(in either case) interest on the amount payable from the Closing Date to the date of payment at the Prime Rate from time to time in effect. Such amount must be paid within two (2) Business Days after finalization of the Calculation.

(h)	If the aggregate of the Intercorporate Debt at the time of Closing and the BMO Debt at the time of Closing, according to the Calculation as finalized in accordance with this Section 2.5, minus the aggregate of those items according to the Closing Estimate, is:

(i)	a positive amount, then the Purchaser will cause the Sold Company to pay the difference to the applicable creditor or, in the case of the Intercorporate Debt, as otherwise designated by the Vendor and the Vendor will pay an equal amount to the Purchaser as a reduction of the Share Purchase Price; or

(ii)	a negative amount, then the Vendor will ensure that the applicable creditor will pay the difference to the Sold Company and the Purchaser will pay an equal amount to the Vendor as an increase of the Share Purchase Price, plus,

(in either case) interest on the amount payable from the Closing Date to the date of payment at the higher of (A) the contractual rate of interest on the applicable Intercorporate Debt or the BMO Debt, as applicable, or (B) the Prime Rate from time to time in effect. Such amount must be paid within two (2) Business Days after finalization of the Calculation.

2.6 Time and Place of Closing

(a)	Upon the terms and subject to the conditions of this Agreement, the Closing will take place at the Place of Closing at 10:00 a.m. (Mountain Time) on the Closing Date.

(b)	The Purchaser is responsible for satisfying the conditions to Closing in Section 2.10; the Vendor is responsible for satisfying the conditions to Closing in Section 2.9; and both Parties will use commercially reasonable efforts to satisfy the conditions to Closing in Section 2.11; provided that a Party will not be responsible for satisfying any requirement that the other Party must be satisfied with, or must have approved, any document, instrument or agreement or the terms of a Required Legal and Regulatory Outcome or a Third Party Consent, Release and Approval; and further provided that nothing herein requires a Party to waive a condition herein for its benefit.

(c)	If the conditions to Closing contained in this Agreement have not been satisfied or waived on or before the Closing Date from time to time established under this Agreement, the Parties will extend the Closing Date to such date thereafter as the Parties anticipate such conditions to Closing will be satisfied and each Party will use commercially reasonable efforts to satisfy any outstanding conditions to Closing it is responsible to satisfy, but the Closing Date will not be extended later than the Outside Date.

2.7 Deliveries by the Vendor

        At the Closing or, in the case of Section 2.7(a), by the date therein stipulated, the Vendor will deliver or cause to be delivered to the Purchaser the following:

(a)	no later than five (5) Business Days before the Closing Date

(i)	the Closing Estimate as contemplated by Section 2.4, and

(ii)	the payment instructions contemplated by Sections 2.2(b) and 2.3(a);

(b)	certificates representing the Sold Shares, duly cancelled, accompanied by stock transfer powers duly executed in blank or duly executed instruments of transfer, and any other documents necessary to transfer to the Purchaser good title to the Sold Shares;

(c)	new certificates representing the Sold Shares in the name of the Purchaser or as it directs by notice to the Vendor under Section 2.8(a), duly signed, and a certified copy of the resolution of the board of directors of the Sold Company approving the transfer of the Sold Shares to the Purchaser;

(d)	the resignations of:

(i)	all members of the board of directors of the Sold Company and its Subsidiaries, other than those members who accept offers of Sold Company director positions made by the Purchaser; and

(ii)	those officers of the Sold Company and its Subsidiaries, other than those officers who are Transferred Senior Management and who accept the offers of employment contemplated by Section 2.12(a), who are not employees of the Sold Company or one of its Subsidiaries, as applicable, together with, from each such Person, a release by such Person of any Claims against the Sold Company or its Subsidiary, as applicable, except their entitlement to indemnification for or in respect of acts or omissions occurring up to the time of Closing;

(e)	original share books, share ledgers and minute books and corporate seals of the Sold Company and its Subsidiaries;

(f)	documentation in form customary for transactions of the type contemplated hereby establishing the due authorization by the Vendor of the sale of the Sold Shares, the execution, delivery and performance by it of this Agreement and the documents, agreements or instruments respecting the consummation of the transactions contemplated hereby and the taking by it of all corporate proceedings in connection herewith and therewith;

(g)	the certificates referred to in Section 2.9(a) and Section 2.9(b) dated the Closing Date duly signed on the Vendor’s behalf;

(h)	evidence of termination by the Sold Company and its Subsidiaries of all powers of attorney, if any, granted in favour of, and all trust agreements, if any, entered into with, the Vendor or any of its Affiliates;

(i)	the Sold Company Release, duly executed by the Vendor and the Vendor Release, duly executed by the Sold Company;

(j)	the Aquila Guarantee, duly executed by Aquila;

(k)	although they are to be delivered immediately after the Closing, the documents and instruments contemplated by Section 2.3(b);

(l)	an assignment by Aquila of the benefit of those confidentiality agreements with bidders other than the Purchaser in connection with the sale of the Sold Company and the “Sold Company” under the Other Share Purchase Agreement and Aquila’s agreement to enforce such agreements, at the request, risk and expense of the Purchaser; provided that Aquila will not be required to take any action in relation to enforcement unless Aquila is indemnified to its satisfaction in respect of any liabilities that may be incurred by it in so doing;

(m)	a certificate of a senior officer of Aquila in a form satisfactory to the Purchaser, acting reasonably, certifying that (i) none of Aquila, the Vendor or the Sold Company or any of its Subsidiaries is insolvent nor has an Insolvency Event occurred with respect to any of them (and in the case of Aquila, references in the definition of Insolvency Event to the Bankruptcy and Insolvency Act (Canada) and Companies’ Creditors Arrangement Act (Canada) will be considered to be references to applicable United States federal and state bankruptcy and insolvency laws) and (ii) all United States Government Authorities having jurisdiction have been made aware of the transactions contemplated hereby, and, except as set out in Annex 1.1, no Authorizations are required from any United States Government Authority for the entry into and performance by the Vendor of this Agreement and the completion of the transactions contemplated hereby including the execution and delivery of the Aquila Guarantee;

(n)	a certified copy of the resolution of the shareholders and directors of the Vendor authorizing and approving the execution of this Agreement and all Transaction Documents to be entered into by the Vendor;

(o)	a certified copy of a resolution of the board of directors of Aquila authorizing and approving the execution and delivery of the Aquila Guarantee; and

(p)	all other documents, instruments and writings required to be delivered by the Vendor on the Closing Date pursuant to this Agreement or reasonably requested by the Purchaser and customarily delivered in connection with transactions of the type contemplated hereby.

2.8 Deliveries by the Purchaser

        At the Closing or, in the case of Section 2.8(a), by the date therein stipulated, the Purchaser will deliver or cause to be delivered to the Vendor the following:

(a)	no later than five (5) Business Days before Closing, notice of the Person in whose name it wishes the Sold Shares to be registered and the certificates therefor issued, if not the Purchaser’s name;

(b)	the Purchase Price, determined for the purposes of Closing according to the Closing Estimate, in the manner required by Section 2.2(b);

(c)	evidence satisfactory to the Vendor, acting reasonably, that the Purchaser is financially able to, and will, cause the repayment of the Intercorporate Debt at the time of Closing and the BMO Debt at the time of Closing as required by Section 2.3(a);

(d)	documentation in form customary for transactions of the type contemplated hereby establishing the due authorization by the Purchaser of the purchase of the Sold Shares, the execution, delivery and performance by it of this Agreement and the agreements, documents or instruments respecting the consummation of the transactions contemplated hereby and the taking by it of all corporate proceedings in connection herewith and therewith;

(e)	the certificates referred to in Section 2.10(a) and Section 2.10(b) dated the Closing Date duly signed on the Purchaser’s behalf; and

(f)	all other documents, instruments and writings required to be delivered by the Purchaser on the Closing Date pursuant to this Agreement or reasonably requested by the Vendor and customarily delivered in connection with transactions of the type contemplated hereby.

2.9 Conditions to the Obligations of the Purchaser to Close

        The obligation of the Purchaser to complete the transactions contemplated hereby is subject to the fulfilment, or, as applicable, the non-occurrence on or prior to the Closing Date, of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:

(a)	except as set out in Section 2.9(g), the representations and warranties of the Vendor contained in Article 3 must have been true on and as of the date made and on and as of the Closing Date as if made then except (i) those stated to be as at specific dates, which must have been true at those dates, (ii) any inaccuracy that is directly attributable to the terms and conditions applicable to the Required Legal and Regulatory Outcomes for the benefit of the Purchaser or the mutual benefit of the Parties that have been found satisfactory by the Purchaser, (iii) inaccuracies that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, and (iv) as permitted by Section 8.1(c), and a certificate to that effect from the Vendor dated the Closing Date must have been delivered to the Purchaser at Closing; provided that for the purposes of this Section 2.9(a), any of the representations and warranties that are qualified by reference to materiality standards, including “material respects” or “would reasonably be expected to have a Material Adverse Effect” or words to like effect, will be considered not to be so qualified;

(b)	the Vendor must have complied with or performed all of its agreements and covenants in this Agreement to be complied with or performed by it at or prior to Closing (except to the extent the failure to comply with or to perform such agreements or covenants has not had and would not reasonably be expected to have a Material Adverse Effect), and a certificate to that effect from the Vendor dated the Closing Date must have been delivered to the Purchaser at Closing; provided that for the purposes of this Section 2.9(b), any of the covenants and agreements that are qualified by reference to materiality standards, including “material respects” or “would reasonably be expected to have a Material Adverse Effect” or words to like effect, will be considered not to be so qualified;

(c)	the Purchaser must have received from the Vendor all agreements, documents and instruments as set forth in Section 2.7;

(d)	either (i) the Third Party Consents, Releases and Approvals that are denoted with an asterisk (*) under the heading “Required for Closing” on Annex 1.1 must have been obtained and are in full force and effect and the Purchaser must be satisfied in its discretion that the terms and conditions applicable to them have not had and would not reasonably be expected to have a Material Adverse Effect or (ii) the Vendor or the Sold Company must have made arrangements satisfactory to the Purchaser, acting reasonably, to ensure the supply to the Sold Company of the services or software covered by the agreements referred to in such Third Party Consents, Releases and Approvals;

(e)	the Purchaser must be satisfied in its discretion (i) that the Required Legal and Regulatory Outcomes for its benefit and those for the mutual benefit of the Parties have been obtained and are in full force and effect and (ii) that the terms and conditions applicable to such Required Legal and Regulatory Outcomes have not had and would not reasonably be expected to have a Material Adverse Effect;

(f)	no Material Adverse Change shall have occurred during the Interim Period;

(g)	there shall not be, or have been, any misrepresentation or breach of warranty by the Vendor with respect to the matters set out in Sections 3.1(a), 3.2(a) to (e) inclusive, 3.3(a) and 3.3(b) or 3.4(a);

(h)	all swaps, hedges, derivatives and like arrangements to which the Sold Company is a party, except for such swaps, hedges, derivatives and like arrangements that have been entered into by the Sold Company or any of its Subsidiaries in the ordinary course of business, must have been closed out and terminated and the amounts paid or payable or received or receivable thereunder reflected in the calculation of the Working Capital and Other Amount;

(i)	the Purchaser must have received an opinion based upon such assumptions, certifications of fact and qualifications as are reasonable and customary in Canada for legal opinions in connection with commercial transactions of the type contemplated herein, dated the Closing Date, of counsel to the Vendor (who may be internal counsel to Aquila in the case of opinions under (i), (iii) and, except as to enforceability, (iv) with respect to Aquila) to the effect that:

(i)	the Vendor, Aquila, the Sold Company and each of the Sold Company’s Subsidiaries are corporations or partnerships, as applicable, validly existing under the laws of their respective jurisdictions of incorporation or formation, as applicable, are in good standing with respect to filing of annual corporate returns under such laws of such jurisdictions, and have all requisite corporate power and authority to (A) in the case of the Vendor, own and sell the Sold Shares and to execute, deliver and perform its obligations under this Agreement and the Sold Company Release, (B) in the case of Aquila, execute, deliver and perform its obligations under the Aquila Guarantee, and (C) in the case of the Sold Company, own, lease and operate the Assets and to carry on the Business;

(ii)	the Sold Shares have been duly authorized and validly issued and are fully paid and non-assessable;

(iii)	none of the execution, delivery or performance of its obligations under this Agreement or the Sold Company Release by the Vendor or the Aquila Guarantee by Aquila:

(A)	conflicts with or requires the consent or waiver of rights of any Person under its constating documents or bylaws; or

(B)	violates any provision of, or requires any Authorization or approval or declaration or filing with or notice to any Government Authority by the Vendor or, as applicable, Aquila under, any Applicable Law, except the Required Legal and Regulatory Outcomes or those that have been given;

(iv)	the execution, delivery and performance by the Vendor of this Agreement and the Sold Company Release and by Aquila of the Aquila Guarantee have been duly authorized by all necessary corporate action of the Vendor or Aquila, as applicable, and this Agreement, the Sold Company Release and the Aquila Guarantee have been duly executed and delivered by the Vendor or Aquila, as applicable, and constitute the legal, valid and binding obligation of the Vendor, or Aquila, as applicable, enforceable against the Vendor or Aquila, as applicable, in accordance with their respective terms, subject to the qualifications that:

(A)	such enforceability may be subject to bankruptcy, insolvency, moratorium, arrangement or other laws affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law); and

(B)	equitable remedies are discretionary and may not be available in any particular instance;

(j)	there must not be any judgment, decree, injunction, writ or order in effect that has had or would reasonably be expected to have a Material Adverse Effect; and

(k)	the Purchaser must be satisfied in its discretion that the terms and conditions applicable to all Required Legal and Regulatory Outcomes for its benefit and those for the mutual benefit of the Parties which have been obtained, have not and will not require the Purchaser (for clarity, whether before or after assignment of this Agreement by the Purchaser pursuant to Section 13.2) to (i) provide any guarantees or other financial assurances, or require the Purchaser to commit capital amounts to, or for the benefit of, the Sold Company, the Assets or the Business, or (ii) otherwise act or refrain from acting in any manner whatsoever except only, if required, to provide its undertaking to the applicable Government Authority:

(i)	not to take any action (and to cause the immediate parent company of the Sold Company not to take any action) to cause the equity capitalization of the Sold Company to be reduced below the minimum stipulated, from time to time, by any applicable Government Authority;

(ii)	to cause any direct or indirect wholly owned subsidiary of the Purchaser at any time holding the shares of the Sold Company to:

(A)	not incur debt;

(B)	own all of the common shares of the Sold Company;

(C)	use all commercially reasonable efforts to maintain investment grade credit ratings for the Sold Company; and

(D)	not restructure the Sold Company, or the ownership thereof, in a manner that would result in a material portion of the Assets of the Sold Company no longer being held by the Sold Company; and

(iii)	to cause the Sold Company and, if applicable, its immediate parent company to abide by all conditions (which are acceptable to the Purchaser pursuant to Section 2.9(e) and are not inconsistent with this Section 2.9(k)) which may be imposed on the Sold Company and, if applicable, its immediate parent company by any applicable Governmental Authority.

2.10 Conditions to the Obligations of the Vendor to Close

        The obligation of the Vendor to complete the transactions contemplated hereby is subject to the fulfilment, or, as applicable, the non-occurrence, on or prior to the Closing Date, of the following conditions, any one or more of which may be waived, in whole or in part, by the Vendor:

(a)	the representations and warranties of the Purchaser contained in Article 4 must have been true on and as of the date made and on and as of the Closing Date as if made then except (i) those stated to be as at specific dates, which must have been true at those dates, (ii) any inaccuracy that is directly attributable to the terms and conditions applicable to the Required Legal and Regulatory Outcomes for the benefit of the Vendor or the mutual benefit of the Parties, that have been found satisfactory by the Vendor, and (iii) inaccuracies that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, and a certificate to that effect from the Purchaser dated the Closing Date must have been delivered to the Vendor at Closing; provided that for the purposes of this Section 2.10(a), any of the representations and warranties that are qualified by reference to materiality standards, including “material respects” or “would reasonably be expected to have a Material Adverse Effect” or words to like effect, will be considered not to be so qualified;

(b)	the Purchaser must have complied with or performed all of its agreements and covenants in this Agreement to be complied with or performed by it at or prior to Closing (except to the extent the failure to comply with or to perform such agreements or covenants has not had and would not reasonably be expected to have a Material Adverse Effect), and a certificate to that effect from the Purchaser dated the Closing Date must have been delivered to the Vendor at Closing; provided that for the purposes of this Section 2.10(b), any of the covenants and agreements that are qualified by reference to materiality standards, including “material respects” or “would reasonably be expected to have a Material Adverse Effect” or words to like effect, will be considered not to be so qualified;

(c)	the Vendor or the Persons designated by it must have received from the Purchaser the Purchase Price and all agreements, documents and instruments as set forth in Section 2.8;

(d)	the Vendor must be satisfied in its discretion, (i) that the Third Party Consents, Releases and Approvals that are denoted with a check mark (v) on Annex 1.1 under the heading “Required for Closing” have been obtained and are in full force and effect and (ii) that the terms and conditions applicable to such Third Party Consents, Releases and Approvals have not had and would not reasonably be expected to have a Material Adverse Effect;

(e)	the Vendor must be satisfied in its discretion (i) that the Required Legal and Regulatory Outcomes for its benefit and those for the mutual benefit of the Parties have been obtained and are in full force and effect and (ii) that the terms and conditions applicable to such Required Legal and Regulatory Outcomes have not had and would not reasonably be expected to have a Material Adverse Effect;

(f)	the Vendor must be satisfied that the repayment of Intercorporate Debt at the time of Closing and the BMO Debt at the time of Closing will occur as contemplated by Section 2.3;

(g)	there shall not be, or have been, any misrepresentation or breach of warranty by the Purchaser with respect to the matters set out in Sections 4.1, 4.2, or 4.3(a);

(h)	the Vendor must have received an opinion based upon such assumptions, certifications of fact and qualifications as are reasonable and customary in Canada for legal opinions in connection with commercial transactions of the type contemplated herein, dated the Closing Date, of counsel to the Purchaser (who may be internal counsel to Fortis Inc. in the case of opinions, except as to enforceability, with respect to Fortis Inc.) to the effect that:

(i)	the Purchaser and, if Fortis Inc. has assigned this Agreement as permitted by Section 13.2, Fortis Inc. are corporations validly existing under the laws of their respective jurisdictions of incorporation, are in good standing with respect to filing of annual corporate returns under such laws of such jurisdictions and have all requisite corporate power and authority to acquire the Sold Shares and to execute, deliver and perform its obligations under this Agreement;

(ii)	none of the execution, delivery or performance of its obligations under this Agreement by the Purchaser and if Fortis Inc. has assigned this Agreement as permitted by Section 13.2, by Fortis Inc.:

(A)	conflicts with or requires the consent or waiver of rights of any Person under its constating documents or bylaws; or

(B)	violates any provision of, or requires any Authorization or approval or declaration or filing with or notice to any Government Authority by the Purchaser or, as applicable, Fortis Inc. under, any Applicable Law, except those that have been given;

(iii)	the execution, delivery and performance of this Agreement by the Purchaser and, if Fortis Inc. has assigned this Agreement as permitted by Section 13.2, by Fortis Inc. have been duly authorized by all necessary corporate action of the Purchaser or Fortis Inc., as applicable, and this Agreement has been duly executed and delivered by the Purchaser and, if Fortis Inc. has assigned this Agreement as permitted by Section 13.2, by Fortis Inc., and constitutes the legal, valid and binding obligation of the Purchaser, or Fortis Inc., as applicable, enforceable against the Purchaser and, if applicable, Fortis Inc., in accordance with their respective terms, subject to the qualifications that:

(A)	such enforceability may be subject to bankruptcy, insolvency, moratorium, arrangement or other laws affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law); and

(B)	equitable remedies are discretionary and may not be available in any particular instance; and

(i)	there must not be any judgment, decree, injunction, writ or order in effect that has had or would reasonably be expected to have a Material Adverse Effect.

2.11 Mutual Conditions

        The obligations of the Parties to complete the transactions contemplated hereby are subject to the fulfilment, on or prior to the Closing Date, of the following conditions, which may only be waived by the Vendor and the Purchaser:

(a)	the Closing must occur on or before the Outside Date;

(b)	the “Closing” under the Other Share Purchase Agreement must occur concurrently with the Closing unless the Parties otherwise agree; and

(c)	the Closing must not violate any final order, decree or judgment of any Government Authority having competent jurisdiction from which the time for taking any appeal has expired and in respect of which no appeal is pending.

2.12 Pre-Closing Transactions

(a)	Prior to or following Closing, as the Purchaser determines, the Purchaser will offer employment contracts to those Transferred Senior Management and others listed on Schedule 2.12(a) having “change in control” or “retention” agreements that the Purchaser wishes to retain on terms consistent with the Purchaser’s compensation schemes. The employment relationship of those Persons who are not offered or do not accept such offers of employment contracts are to be terminated before Closing, if they are employees of the Sold Company and may be terminated before Closing by the Vendor or another Affiliate if they are not employees of the Sold Company. In all cases of such terminations, the cash compensation to be paid as determined in accordance with the relevant “change in control” or “retention” agreement shall be paid by the Purchaser (without duplication of amounts paid to any such Person under the Other Share Purchase Agreement).

(b)	Prior to the Closing, and subject to the receipt of applicable regulatory approvals, the Vendor intends to complete a corporate reorganization involving steps and transactions that will not adversely affect the Sold Company and its Subsidiaries, the Intercorporate Debt, the BMO Debt or the Indebtedness for Borrowed Money (the “Corporate Reorganization”). The Vendor has provided to the Purchaser the currently proposed steps and transactions but may change them provided the changes would not reasonably be expected to impair the Vendor’s ability to complete the transactions contemplated hereby, reduce the likelihood that any Required Legal and Regulatory Outcome will be obtained, have any material and adverse financial effect on the Sold Company or any of its Subsidiaries, the Intercorporate Debt, the BMO Debt or any Indebtedness for Borrowed Money or have any other adverse effect on the Sold Company and its Subsidiaries, the Intercorporate Debt, the BMO Debt or any Indebtedness for Borrowed Money. The Vendor will provide to the Purchaser notice and particulars of any proposed changes to such steps and transactions and a reasonable opportunity to comment thereon. The Vendor will indemnify the Purchaser from and against (i) any financial effects on the Sold Company or any of its Subsidiaries, the Intercorporate Debt, the BMO Debt or the Indebtedness for Borrowed Money that in the aggregate exceed $10,000 or (ii) any other adverse effects on the Sold Company or any of its Subsidiaries, the Intercorporate Debt or the Indebtedness for Borrowed Money, in each case arising from the implementation of the Corporate Reorganization as so changed, if applicable.

(c)	Prior to the Closing, the Vendor will ensure that (i) the pension plan in the name of the Vendor for the benefit of the employees of the Sold Company and Transferred Senior Management will be amended so that it is registered in the name of the Sold Company with Government Authorities having jurisdiction over pensions, (ii) the assets, including any surplus, in such pension plan are held by the trustee or funding agent thereof for the benefit of such employees’ entitlements, (iii) the Sold Company assumes all indebtedness, liability and obligations of the Vendor under or in respect of, and the Vendor will assign to the Sold Company the benefits of, such pension plan and the agreements related thereto and all responsibility for benefit calculations, communications and reporting thereunder. Except as provided in the preceding sentence, the pension plan referred to therein will not be amended prior to the Closing.

(d)	The Purchaser acknowledges that (i) the Vendor is a party to two (2) agreements under which the Vendor provides management and other services to third parties (the “Vendor Management Agreements”), copies of which are located in section 1.F.1 of the Data Room, (ii) the Vendor satisfies its obligations under the Vendor Management Agreements by utilizing the resources (including human resources) of the Sold Company, and (iii) the services provided under the Vendor Management Agreements are not regulated by the Board. Prior to the Closing, the Vendor intends to assign the Vendor Management Agreements to a Subsidiary of the Sold Company or to the Sold Company itself, in each case subject to the receipt of applicable Third Party Consents, Releases and Approvals releasing the Vendor from all liabilities or obligations thereunder. If, for either Vendor Management Agreement, such Third Party Consent, Release and Approval is not obtained, then (x) if the Vendor Management Agreement has been assigned to the Sold Company or one of its Subsidiaries, but the Vendor has not been released from all liabilities and obligations thereunder, then, in addition to its indemnity obligations under Section 11.2, the Purchaser will indemnify and save harmless the Vendor from and against any and all Claims relating to or arising from such Vendor Management Agreement for events arising after Closing, and (y) if the Vendor Management Agreement has not been assigned to the Sold Company or one of its Subsidiaries, then following the Closing (i) the Purchaser will cause the Vendor’s obligations under the Vendor Management Agreement to be performed in full and the Vendor will enforce the Vendor Management Agreement for the Purchaser’s benefit, (ii) the Vendor will remit to the Purchaser any consideration received by it under the Vendor Management Agreement that is attributable to services rendered thereunder following the Closing, and (iii) in addition to its indemnity obligations under Section 11.2, the Purchaser will indemnify and save harmless the Vendor from and against any and all Claims relating to or arising from such Vendor Management Agreement for events arising after Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

        The Vendor represents and warrants to the Purchaser as set forth in this Article 3.

3.1 Corporate Organization

(a)	Each of the Vendor and the Sold Company is a company duly organized and validly existing under the laws of its respective jurisdiction of incorporation, is in good standing with respect to filing of annual corporate returns under the laws of such jurisdiction, and has all requisite corporate power and authority to, in the case of the Vendor, own and sell the Sold Shares and execute, deliver and perform its obligations hereunder and, in the case of the Sold Company to own, lease and operate the Assets and to carry on the Business as now being conducted.

(b)	The Sold Company carries on business only in British Columbia, is registered as an extra-provincial corporation in Alberta and is not required to be registered as a foreign or extra-provincial corporation in any other jurisdiction.

(c)	The Data Room contains true and complete copies of the constating documents, together with all amendments thereto, of the Sold Company and its Subsidiaries. No resolutions have been proposed or passed to further amend the same.

(d)	Under relevant securities legislation, the Sold Company is a “reporting issuer” in the provinces of British Columbia and Ontario, and is not in default of any applicable filings, or paying the fees and charges relating to those filings, under the applicable securities legislation in the provinces of British Columbia and Ontario.

3.2 Certain Matters Regarding Shares; Capitalization; the Sold Shares; Corporate Reorganization

(a)	At the date of this Agreement, the authorized Share capital of the Sold Company is 500,000,000 Common shares with a par value of $100 each and 500,000,000 Preferred shares with a par value of $25 each, of which a total of 765,000 Common shares have been issued and are outstanding and are owned beneficially by and registered in the name of the Vendor. No Preferred shares of the Sold Company are outstanding. At the time of Closing, the only changes to such issued Shares will be issuances to the Vendor.

(b)	No Shares of the Sold Company are held in its treasury.

(c)	At the time of Closing, the Sold Shares will (i) be validly issued, fully paid and non-assessable and (ii) comprise all of the issued and outstanding Shares of the Sold Company.

(d)	At the time of Closing, there will be no outstanding Share Rights in respect of Shares of the Sold Company.

(e)	At the time of Closing, the Vendor will be the owner beneficially and of record of the Sold Shares, and will then have good title to the Sold Shares free and clear of all Security Interests, equities, claims, options, rights of pre-emption or first refusal or other encumbrances except the Purchaser’s rights as provided in this Agreement or those arising through or under the Purchaser.

(f)	At the date hereof, the amount of the Intercorporate Debt does not exceed $125,000,000 and the amount of the BMO Debt does not exceed $20,100,000. All Intercorporate Debt and the BMO Debt were incurred in good faith for value.

(g)	Immediately before the time of Closing, the aggregate of the Intercorporate Debt, the BMO Debt and the Indebtedness for Borrowed Money will be at least $1 less than the Unadjusted Consideration.

(h)	Except as described in Section 3.5, the Sold Company does not directly or indirectly own any Shares or other ownership interests or Share Rights or securities convertible into Shares or other ownership interests of any other Person.

3.3 Authorization; Binding Effect

(a)	The execution and delivery of this Agreement and all other Transaction Documents and the consummation of the transactions contemplated hereby have been duly authorized by the Vendor’s, and as applicable, its Affiliates’, board of directors and its or their shareholders.

(b)	This Agreement constitutes the legal, valid and binding obligation of the Vendor and is enforceable against it in accordance with its terms, subject to the qualifications that:

(i)	such enforceability may be subject to bankruptcy, insolvency, moratorium, arrangement or other laws affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law); and

(ii)	equitable remedies are discretionary and may not be available in any particular instance.

3.4 Consents and Approvals; No Violation

        None of the execution or delivery hereof or performance of its obligations hereunder by the Vendor or the consummation of the transactions contemplated hereby by the Vendor will, and the fulfilment and compliance with the terms and conditions by it and the consummation of the transactions contemplated hereby will not:

(a)	conflict with or require the consent or waiver of rights of any Person under the terms, conditions or provisions of the respective constating documents or resolutions of directors or shareholders of the Vendor or the Sold Company or its Subsidiaries, except those that have been obtained or, in the case of the approval of the transfer of the Sold Shares by the directors of the Sold Company, will be obtained by the time of Closing;

(b)	violate any provision of, or require any Authorization or approval or declaration or filing with or notice to any Government Authority by Aquila, the Vendor or the Sold Company or its Subsidiaries under, any Applicable Law, except the Required Legal and Regulatory Outcomes or those that have been given;

(c)	conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or terminate or make terminable at the option of any other party to, or require any consent, authorization or approval that has not been obtained under, any indenture, mortgage, lien, lease, agreement or instrument to which the Vendor or the Sold Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or properties is subject except (i) the Third Party Consents, Releases and Approvals and (ii) the acceleration of the Intercorporate Debt, BMO Debt or the Indebtedness for Borrowed Money, if any, that will be repaid concurrently with the completion of the transactions contemplated hereby; or

(d)	result in the creation of or make enforceable any Security Interest upon any of the Sold Shares or any of the Assets under any such indenture, mortgage, lien, lease, agreement or instrument,

which violation, conflict, breach or default with respect to the matters specified in clause (b) or (c) of this Section would reasonably be expected to have a Material Adverse Effect.

3.5 Sold Company Subsidiaries

(a)	West Kootenay Power Ltd., ESI Power-Walden Corporation, Kootenay River Power Corporation and Walden Power Partnership are the only Subsidiaries of the Sold Company. Each of the Sold Company’s Subsidiaries is a company or partnership duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, as the case may be, is in good standing with respect to the filing of annual corporate returns under the laws of such jurisdiction, if applicable, and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)	Each of the Sold Company’s incorporated Subsidiaries is duly qualified as a foreign or extra-provincial corporation, and is in good standing, in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary.

(c)	All of the outstanding Shares in the capital of each of the Sold Company’s incorporated Subsidiaries, and all of the outstanding partnership interests in Walden Power Partnership, are validly issued, fully paid and non-assessable and are free of Share Rights, and all of such Shares and partnership interests are directly or indirectly owned by the Sold Company and are free and clear of all Security Interests, equities, claims, options, rights of pre-emption or first refusal or other encumbrances, except as reflected in or required under the Walden Loan Documents or the Secured Trust Deed.

(d)	Except as described in this Section, none of the Sold Company’s Subsidiaries owns any Shares or other ownership interests or Share Rights or securities convertible into Shares or other ownership interests of any Person.

3.6 Financial Matters — Non-Tax

(a)	The Financial Statements were prepared in accordance with GAAP and the principles set out in the notes included therein and presented fairly in all material respects the financial position of the Sold Company on a consolidated basis as at the respective dates thereof.

(b)	From June 30, 2003 to the date of this Agreement, neither the Sold Company nor any of its Subsidiaries has incurred any indebtedness or liability that, in accordance with GAAP, would have to be disclosed in a balance sheet or in a note thereto at the date hereof except:

(i)	in the ordinary course of business; or

(ii)	as reflected in the Data Room or Information Responses.

(c)	Neither the Sold Company nor any of its Subsidiaries has given or agreed to give, nor are any of them a party as a guarantor or an indemnitor to or bound by, any agreement of guarantee or indemnity or any like commitment for indebtedness, liabilities or obligations of any other Person except (i) endorsements on cheques presented in the ordinary course for deposit or collection, (ii) such letters of credit, guarantees and indemnities in the ordinary course of business as are usual in the electricity generation, transmission and distribution industries in British Columbia, (iii) the indemnity provided for in the Environmental Indemnity Agreement made as of the 29th day of September, 1993 between Aetna Life Insurance Company of Canada and the Sold Company and (iv) guarantees included in, or otherwise required under, the Walden Loan Documents. With respect to any such letters of credit, guarantees, indemnities or obligations that have been given, neither the Vendor nor the Sold Company or any of its Subsidiaries has received notice from any Person claiming or threatening a claim to enforce its obligations thereunder or for recovery of any amount pursuant thereto and none of such letters of credit, guarantees and indemnities have been provided to, for, in favour of or for the benefit of any Affiliates of the Sold Company.

(d)	As at the date hereof, to the knowledge of the Vendor:

(i)	the Sold Company has no material contingent liabilities (including off-balance sheet financings or unfunded pension liabilities) except (A) as disclosed in the Financial Statements or (B) obligations under Applicable Laws or under agreements, documents and instruments disclosed in the Data Room or the Information Responses; and

(ii)	except as disclosed in the Data Room or the Information Responses, the Sold Company and its Subsidiaries have not, and in relation to the Business or the transactions contemplated hereby, the Vendor has not, received or been threatened, in writing, with any litigation or Claim that is material in relation to the Sold Company, any Subsidiary of the Sold Company, the Business or the Assets or that if successful, would reasonably be expected to have a Material Adverse Effect.

(e)	Except as disclosed in the Data Room, there is no contract, option or other right that is or may become binding upon the Sold Company or any of its Subsidiaries to Dispose of any part of the Business or the Assets other than (i) in the ordinary course of business, (ii) pursuant to Applicable Laws, or (iii) pursuant to contracts permitted to be entered into hereunder by the Sold Company during the Interim Period.

(f)	As at December 31, 2002, the rate base for regulatory purposes of the Assets was as set out on Schedule 3.6(f).

3.7 Tax Matters

(a)	The Sold Company and each of its Subsidiaries (other than Walden Power Partnership) is a “private corporation” for the purposes of the ITA. Walden Power Partnership is a “Canadian partnership” for the purposes of the ITA.

(b)	Neither the Sold Company nor any of its Subsidiaries has provided any waivers to CCRA or any other Tax authority for any reason.

(c)	The Sold Company is a registrant for the purposes of Part IX of the Excise Tax Act (Canada) and there are no amounts owing by the Sold Company in respect of the goods and services tax levied thereunder other than accruals in the ordinary course that are not overdue in any material amount.

(d)	As at December 31, 2002, the undepreciated capital cost of the depreciable capital Assets (for the purposes of the ITA) was not less than the following amounts for the respective Classes of Assets: (i) not less than $162,900,000 million to Class 1; (ii) not less than $33,900,000 million to Class 2; (iii) not less than $1,900,000 to Class 3; (iv) not less than $20,000 to Class 6; (v) not less than $3,600,000 million to Class 8; (vi) not less than $1,000 to Class 9; (vii) not less than $4,700,000 million to Class 10; (viii) not less than $4,600,000 million to Class 12; (ix) not less than $400,000 to Class 13; and (x) not less than $20,800,000 to Class 17.

(e)	Since December 31, 1998 the Sold Company has duly filed on a timely basis all returns for Taxes required to be filed by it and has paid all Taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. Since December 31, 1998 all Tax returns filed by the Sold Company or any of its Subsidiaries are, to the knowledge of the Vendor, complete and accurate in all material respects. There are no investigations or legal proceedings pending or, to the knowledge of the Vendor, threatened against the Sold Company or any of its Subsidiaries in respect of Taxes, governmental charges or assessments, nor are there any material matters under discussion with any Government Authority relating to Taxes, governmental charges or assessments asserted by any such authority. Since December 31, 1998 there have been no matters which are the subject of an agreement with any Government Authority relating to Taxes. Since December 31, 1998 the Sold Company and each of its Subsidiaries has withheld from each payment made to, and taxable benefit conferred upon, any of its employees and to any non-resident of Canada, the amount of all Taxes or other deductions required to be withheld therefrom and has paid the same to the proper Tax or other receiving authorities within the time required under applicable legislation. With such exceptions as are not material in the context of the GST liability, since December 31, 1998 the Sold Company and each of its Subsidiaries has duly collected all amounts required to be collected by it on account of GST, sales Taxes and any other goods and services Taxes and has remitted to the appropriate Tax authority, when required by law to do so, all amounts collected by it on account of GST, sales Taxes and any other goods and services Taxes.

(f)	The Sold Company was audited by CCRA for the Tax year ended December 31, 1998 and has not been audited for any subsequent Tax years.

(g)	The Vendor is not a non-resident of Canada for the purposes of the ITA.

3.8 Conduct of Business — Compliance

(a)	Except as reflected in the Data Room or the Information Responses or where failure would not reasonably be expected to have a Material Adverse Effect, the Sold Company and its Subsidiaries have conducted the Business in the ordinary course and in compliance with Good Industry Practice, Applicable Laws and Authorizations;

(b)	With such exceptions as are not material:

(i)	the Sold Company and its Subsidiaries are not in breach of any Applicable Laws or Authorizations;

(ii)	the Sold Company and its Subsidiaries possess all Authorizations required to enable the Business to be carried on as now conducted and the Assets to be owned, leased and operated; and

(iii)	the Sold Company and its Subsidiaries have filed all statements and reports in respect of the Business that they are required to have filed with any Government Authority having jurisdiction.

(c)	No dissolution, winding-up, bankruptcy, liquidation or similar proceedings have been commenced or, to the knowledge of the Vendor, are pending or proposed in respect of the Sold Company or any of its Subsidiaries.

(d)	Schedule 3.8(d) lists all Authorizations that have been issued to the Sold Company or its Subsidiaries and that are material to and required for the operation of the Business.

3.9 No Default

        Neither the Sold Company nor any of its Subsidiaries is in default under and, to the knowledge of the Vendor and, as applicable, no counterparty is in default under and no condition exists that with notice or lapse of time or both would constitute a default by the Sold Company or its Subsidiaries or, as applicable, a counterparty under:

(a)	except as reflected in Section 3.D.6 of the Data Room, any contract, agreement, deed, instrument or document to which the Sold Company or any of its Subsidiaries is a party or by which the Sold Company or any of its Subsidiaries or any of their properties is bound;

(b)	any Applicable Law; or

(c)	any Authorization,

that would reasonably be expected to have a Material Adverse Effect.

3.10 Bank Accounts

        Schedule 3.10 hereto contains a complete and correct list of all bank accounts maintained by the Sold Company and its Subsidiaries.

3.11 Books and Records

(a)	Since January 1, 2000, the books and records of the Sold Company and its Subsidiaries have been maintained in accordance with prudent business practice, Applicable Laws and the permissive policies of Government Authorities having jurisdiction with respect to the Business.

(b)	The corporate records and minute books of the Sold Company and each of its Subsidiaries contain complete and accurate minutes of all meetings and all resolutions and other actions in lieu of meetings of the directors and shareholders of the Sold Company or such Subsidiary, respectively, held since January 1, 2000.

(c)	The share certificates, registers of shareholders, registers of transfers and registers of directors of the Sold Company and its Subsidiaries are complete and accurate.

3.12 Transactions with Affiliates

        Neither the Sold Company nor any of its Subsidiaries is a party to a contract or agreement under which it is obligated to purchase goods or services from, or provide goods or services to, any Affiliate at more, or less, than the fair market value for such goods or services.

3.13 Powers of Attorney

        At the time of Closing, no Person that is not an employee of the Sold Company or its Subsidiaries or one of the Transferred Senior Management will hold a power of attorney from the Sold Company or its Subsidiaries.

3.14 Assets

        Except as reflected in the Data Room or the Information Responses:

(a)	the Assets, together with (i) the transfer of pension plan rights and responsibility contemplated by Section 2.12(c), (ii) any assets to be transferred to or held for the Sold Company as contemplated by Section 7.7 and (iii) the “Assets” under the Other Share Purchase Agreement, are sufficient, and the Sold Company and its Subsidiaries have adequate title or entitlement to the Assets, to enable the Sold Company and its Subsidiaries to conduct the Business on substantially the same basis after the Closing as at the date hereof, subject to any changes to the Business arising from (iv) obtaining or implementing the Required Legal and Regulatory Outcomes and (v) events, transactions or occurrences after the date hereof that are not prohibited hereby;

(b)	no Affiliate of the Sold Company, other than the “Sold Company” under the Other Share Purchase Agreement, owns or is licensor or licensee or lessee or lessor of Assets that are used by the Sold Company or its Subsidiaries, as applicable, to conduct the Business;

(c)	the Assets have been maintained by the Sold Company or its Subsidiaries, or, if applicable, the “Sold Company” under the Other Share Purchase Agreement, and, to the knowledge of the Vendor, their predecessors, in accordance with Good Industry Practice and are, subject to ordinary wear and tear, in good operating condition; and

(d)	the Assets will at the time of Closing be free and clear of all Security Interests, all adverse claims, all third party interests and all registrations in respect of the foregoing, except for only the Permitted Encumbrances or, in the case of the Assets not owned by the Sold Company, “Permitted Encumbrances” under the Other Share Purchase Agreement.

3.15 Sales Into and Offices in USA

(a)	No sales in or into the United States of America are attributable to the Assets.

(b)	Neither the Sold Company nor any of its Subsidiaries has, and at the time of Closing neither will have, its principal or any office in the United States of America, its territories or possessions.

3.16 Completeness of Information

(a)	At the date of this Agreement, the information contained in the Data Room (in the case of information corrected or supplemented by other information therein or the Information Responses, as so corrected or supplemented) with respect to the Business and the Sold Company and its Subsidiaries (excluding for these purposes any (i) general (A) industry, (B) legal or (C) regulatory descriptions, (ii) forward-looking information, including financial projections, and (iii)publicly available Authorizations or judgments, decrees or orders relating to the Sold Company or its Subsidiaries or the Business) is as regards the Sold Company and its Subsidiaries, the Business and the Assets taken as a whole true and complete in all material respects and does not omit to state any fact necessary to make any information therein not misleading in a material respect in light of the circumstances in which it was made (an “Omission”). All forward-looking information, including financial projections, contained in the Data Room with respect to the Sold Company and its Subsidiaries, the Business and the Assets were prepared in good faith by the employees, representatives or advisors of the Vendor or its Affiliates, acting reasonably, based upon assumptions considered by them to be reasonable.

(b)	At the date of this Agreement, the information contained in the Information Responses (in the case of information corrected or supplemented by other information therein, as so corrected or supplemented) with respect to the Business and Assets and the Sold Company and its Subsidiaries (excluding for these purposes any (i) general: (A) industry, (B) legal or (C) regulatory descriptions, (ii) forward-looking information, including financial projections, and (iii) publicly available Authorizations or judgments, decrees or orders relating to the Sold Company or its Subsidiaries or the Business) is as regards the Sold Company and its Subsidiaries, the Business and the Assets taken as a whole true and complete in all material respects and does not contain an Omission. All forward-looking information, including financial projections, contained in the Information Response with respect to the Sold Company and its Subsidiaries, the Business and the Assets taken as whole were prepared in good faith by the employees, representatives or advisors of the Vendor or its Affiliates, acting reasonably, based upon assumptions considered by them to be reasonable.

(c)	For the purposes of this Section 3.16, “material” means material in relation to the specific item contained in the Data Room or Information Response.

3.17 Finder’s Fees

        Neither the Vendor nor the Sold Company or any of its Subsidiaries has incurred any liability, contingent or otherwise, for broker’s or finder’s fees or other fees in respect of the transactions contemplated hereby for which the Purchaser or the Sold Company or its Subsidiaries will have any obligation or liability.

3.18 Opinion of Financial Advisor

        Aquila has received an opinion from Credit Suisse First Boston LLC, dated the date hereof, to the effect that, as of the date of the opinion and based upon and subject to the matters set forth in the opinion, the aggregate of (a) the Share Purchase Price, subject to the adjustments set forth herein, and (b) the “Share Purchase Price” under the Other Share Purchase Agreement, subject to the adjustments set forth therein, to be received in the transactions contemplated by this Agreement and the Other Share Purchase Agreement, is fair, from a financial point of view, to Aquila.

3.19 Solvency Matters

(a)	None of Aquila, the Vendor or the Sold Company or any of its Subsidiaries is insolvent nor has any Insolvency Event occurred with respect to any of them.

(b)	Neither the Vendor nor the Sold Company or any of its Subsidiaries is primarily, jointly or jointly and severally liable for, or has provided a guarantee or indemnity in respect of, Indebtedness for Borrowed Money of any of its respective Affiliates except guarantees included in, or otherwise required under, the Walden Loan Documents.

3.20 Environmental Matters

        As at the date hereof, to the knowledge of the Vendor:

(a)	except as disclosed in the Data Room or the Information Responses: (i) there has not been any material event (including a release, spill or emission) on, under, around or above any of the Sold Company’s or any of the Sold Company’s Subsidiaries’ properties that is reportable under Applicable Laws regarding the environment and that has not been reported; (ii) there has not been any material violation by the Sold Company or any of the Sold Company’s Subsidiaries of any Applicable Law regarding the environment; and (iii) the Sold Company and the Sold Company’s Subsidiaries have not received any written communication to the effect that it is not in compliance with any Applicable Law regarding the environment; and

(b)	the records of the Sold Company and its Subsidiaries relating to environmental compliance are complete and accurate in all material respects.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser represents and warrants to the Vendor as set forth in this Article 4.

4.1 Organization

        The Purchaser is a corporation validly existing under the laws of Newfoundland and Labrador and has all requisite power and authority to acquire the Sold Shares and execute, deliver and perform its obligations hereunder and to own, lease and operate its properties and carry on its business as now conducted.

4.2 Authorization; Binding Effect

(a)	The execution and delivery of this Agreement and all other Transaction Documents and the consummation of the transactions contemplated hereby have been duly authorized by the Purchaser’s and, as applicable, its Affiliates’ board of directors and no consent thereto of any of its shareholders or holders of any class of its securities is required.

(b)	This Agreement constitutes the legal, valid and binding obligation of the Purchaser and is enforceable against it in accordance with its terms, subject to the qualifications that:

(i)	such enforcement may be subject to bankruptcy, insolvency, moratorium, arrangement or other laws affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law); and

(ii)	equitable remedies are discretionary and may not be available in any particular instance.

4.3 Consents and Approvals; No Violation

        None of the execution or delivery hereof or performance of its obligations hereunder by the Purchaser will, and the fulfilment and compliance with the terms and conditions by it and the consummation of the transactions contemplated hereby will not:

(a)	conflict with or require any consent or waiver of rights of any Person under the terms, conditions or provisions of the constating documents or bylaws or resolutions of directors or shareholders of the Purchaser, except those that have been obtained;

(b)	violate any provision of, or require any Authorization or approval or declaration or filing with or notice to any Government Authority by the Purchaser under, any Applicable Law, except the Required Legal and Regulatory Outcomes or those that have been given; or

(c)	conflict with, result in a breach of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, or terminate or make terminable at the option of any other party to, or require any consent, authorization or approval that has not been obtained under, any indenture, mortgage, lien, lease, agreement or instrument to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates or any of its respective assets or properties is bound, which violation, conflict, breach or default with respect to the matters specified in clause (b) or (c) of this Section would reasonably be expected to have a Material Adverse Effect.

4.4 Litigation

        There are no judgments, orders, decrees or injunctions and no actions, suits, proceedings or governmental investigations or inquiries pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Affiliates or their respective properties, assets, operations or business that would reasonably be expected to have a Material Adverse Effect.

4.5 Acquisition of Sold Shares for Investment

        The Purchaser is acquiring the Sold Shares as principal for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling any Sold Shares.

4.6 No Default

        The Purchaser is not in default under and, to the knowledge of the Purchaser, as applicable, no counterparty is in default under and no condition exists that with notice or lapse of time or both would constitute a default by the Purchaser or, as applicable, a counterparty under:

(a)	any contract to which the Purchaser or any Affiliate thereof is a party or by which any of them or any of their respective properties are bound; or

(b)	any Applicable Laws,

that would reasonably be expected to have a Material Adverse Effect.

4.7 Investment Canada Status

        The Purchaser is not a non-Canadian for the purposes of the Investment Canada Act (Canada).

4.8 Adequacy of Financing

        The Purchaser will have immediately prior to the Closing sufficient immediately available funds to complete the purchase of the Sold Shares and to capitalize the Sold Company to enable it to repay the Intercorporate Debt at the time of Closing and the BMO Debt at the time of Closing as contemplated hereby, without causing the Purchaser to become insolvent or commit an act of bankruptcy.

4.9 Finder’s Fees

        The Purchaser has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees in respect of the transactions contemplated hereby for which the Vendor will have any obligation or liability.

ARTICLE 5

INTERIM PERIOD AGREEMENTS — VENDOR

        The Vendor covenants and agrees with the Purchaser as follows:

5.1 General Covenants of the Vendor

(a)	The Vendor covenants and agrees with the Purchaser that, during the Interim Period, and except as may be permitted hereby, it will ensure that the Sold Company and its Subsidiaries will:

(i)	conduct the Business in the ordinary course, and enter into agreements, undertake projects and implement plans approved by the Board, in each case in accordance with Good Industry Practice, and, where applicable, in accordance with and within the limits set by Section 5.2(a)(xiii), Applicable Laws and all Authorizations that are applicable thereto; and

(ii)	obtain and at all times maintain in force the Authorizations necessary for the conduct of the Business,

        except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)	If the Closing has not occurred, the Vendor covenants and agrees with the Purchaser that the Sold Company will provide to the Purchaser copies of audited financial statements of the Sold Company on a consolidated basis for its fiscal year ending December 31, 2003 promptly upon them becoming available and in any event by 45 days after such year end.

5.2 Certain Changes

(a)	Except as may be permitted hereby (including, for clarity, as may be necessary to enter into agreements, undertake projects and implement plans approved by the Board), during the Interim Period, the Vendor will ensure that the Sold Company and each of its Subsidiaries will not, without first obtaining the written consent of the Purchaser (which consent will not be unreasonably withheld):

(i)	make any change in the conduct or operation of the Business or enter into, amend, replace or terminate (other than by expiration pursuant to its terms) any contract, agreement or commitment or make any change to any tariff or file an application to change any tariff if, in any case, to do so would reasonably be expected to have a Material Adverse Effect, unless required to do so by Applicable Laws or the terms of any Authorization applicable to the Sold Company or its Subsidiaries or the Business or both; and with respect to any change to a tariff or application therefor and all other regulatory proceedings respecting the Sold Company during the Interim Period, the provisions of Sections 6.1(e), 6.1(f) and 6.1(g) hereof will apply thereto, mutatis mutandis (and the Vendor will cause the Sold Company to comply therewith) with the Sold Company being regarded as the Party with primary carriage of each such proceeding;

(ii)	except as contemplated by the materials in the Data Room or Information Responses (A) enter into any contract, agreement or commitment with a term greater than twelve (12) months or resulting in costs or other liabilities, in aggregate, exceeding $2,000,000 or (B) amend or replace any such contract, agreement or commitment resulting in an extension of the term by greater than twelve (12) months or costs or other liabilities, in aggregate, exceeding $2,000,000, excluding in each case any such contract, agreement or commitment that is a renewal or replacement of an existing contract, agreement or commitment where it is reasonable to expect the amounts payable thereunder will be recoverable in rates approved or expected to be approved by the Board;

(iii)	merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any Person;

(iv)	make any change in its constating documents;

(v)	purchase any securities of any Person other than, in accordance with its cash management policies in effect at the date hereof, purchases of or other transactions in respect of debt securities with a remaining term to maturity less than one year;

(vi)	Dispose of or encumber any of its assets or properties other than (A) sales of electricity and the consumption or other Disposition of its assets and properties in the ordinary course of business, (B) in connection with projects approved by the Board and on terms that would not reasonably be expected to have a Material Adverse Effect, or (C) under agreements or instruments included in the Data Room;

(vii)	incur any indebtedness, including Indebtedness for Borrowed Money, except indebtedness that is a Current and Other Specified Liability and incurred in good faith for value;

(viii)	incur any Indebtedness for Borrowed Money in respect of which there is a prepayment penalty, make whole premium or similar obligation or restriction on the ability of the Sold Company or any of its Subsidiaries to repay other than requirements of notice and restrictions for repayments on dates other than “rollover” dates of fixed interest rate periods;

(ix)	commit to do any of the foregoing;

(x)	do or omit to do anything that is in its control if, as a result, any of the representations or warranties in Article 3 would be untrue at Closing;

(xi)	effect or commit to make any Corporate Distribution except if the amount thereof reduces Current and Other Specified Assets;

(xii)	hold any meetings or pass or cause to be passed any resolutions of shareholders or directors to effect any of the foregoing; or

(xiii)	other than as approved or required by the Board expend or commit to expend more than $2,000,000 individually or $5,000,000 in the aggregate with respect to any capital expense.

(b)	Notwithstanding Section 5.2(a), (i) no consent of the Purchaser will be required for any action reasonably taken in response to an emergency involving danger to life, property, safety or the environment and (ii) without the need to obtain the consent of the Purchaser, at or before Closing, the matters contemplated by Section 2.12 will be completed at or before Closing; the Sold Company and the “Sold Company” under the Other Share Purchase Agreement will (and the Vendor covenants that they will) internalize their information technology functions, including ensuring the transfer to the Sold Company of the required personnel as contemplated by the materials contained in the Data Room or Information Responses at the cost of the Sold Company and the “Sold Company” under the Other Share Purchase Agreement; the Sold Company may prepay or repay Indebtedness for Borrowed Money and lend money to or borrow money from its Subsidiaries or the “Sold Company” under the Other Share Purchase Agreement or both and receive or make payment of such loans or borrowings consistent with Authorizations and those Subsidiaries may lend money to or borrow money from the Sold Company or each other; the Sold Company will execute and deliver a Vendor Release; the agreements, documents and instruments contemplated by Section 2.7 will be executed and delivered, and the Sold Company may extend the maturity of the BMO Debt.

5.3 Consent Procedure

        If the Vendor proposes that the Sold Company or its Subsidiaries do or omit to do anything the doing or omission of which requires the consent of the Purchaser under Section 5.2:

(a)	the Vendor must notify the Purchaser of any such action or omission including reasonable information for the Purchaser to assess the merits of the proposal;

(b)	the Vendor will consult with the Purchaser in respect of such action or omission; and

(c)	the Vendor may take such action or make such omission without the Purchaser’s consent if the Purchaser does not advise the Vendor in writing within five (5) Business Days that it objects and the basis of the objection (which may be insufficiency of information).

5.4 Investigation of Business and Examination of Documents

        During the Interim Period, the Vendor will, during normal business hours and in a manner that is not disruptive to the conduct of the business and affairs of the Sold Company and its Subsidiaries:

(a)	ensure the Sold Company and its Subsidiaries will provide reasonable access to, and permit the Purchaser, through its representatives, to make such investigation of, the Business and the Sold Company and its Subsidiaries and their respective assets, liabilities, condition (financial or otherwise), prospects, Claims, obligations, operations, results of operations or legal or regulatory status or affairs as the Purchaser reasonably deems necessary or advisable, provided that the Purchaser will not be entitled to conduct any “Phase 2” environmental studies or assessments or take any samples of water or other materials or conduct any tests that involve removing soil or penetrating the subsurface of any lands;

(b)	ensure the Sold Company and its Subsidiaries will produce for inspection and provide copies to the Purchaser of (i) the documents or instruments referred to in the body of or in any of the attachments to this Agreement, including the contents of the Data Room and any materials provided in relation to the Information Responses, (ii) the documents, instruments, databases, books and records relating to the matters described in Section 5.4(a), and (iii) other information that, in the reasonable opinion of Purchaser or its representatives, is required in order to make an examination of such matters; and

(c)	ensure that the Purchaser and its representatives will have reasonable access to the management and other employees and consultants of the Sold Company and its Subsidiaries for the purposes described in Sections 5.4(a) and (b).

5.5 Risk of Loss

(a)	Until 12:01 a.m. on the Closing Date, the Vendor will cause the Assets and the Sold Company and its Subsidiaries to be insured, at the expense of the Sold Company or its Affiliates under policies of insurance in respect of loss or damage or any other casualty in respect thereof, and public liability, in accordance with Good Industry Practice.

(b)	If, before Closing, the Vendor becomes aware of any destruction, loss or damage of or to the Assets or third party Claims against the Sold Company or any of its Subsidiaries for which any insurance policy in the name of the Vendor or any Affiliate provides coverage to the Sold Company or its Subsidiaries, as applicable, the Vendor will promptly advise the Purchaser and, at the expense of the Sold Company or its Subsidiary, as applicable, but subject to Sections 5.5(d) and (e), (i) if it is able to do so in a commercially practicable manner before Closing, make and, until Closing, diligently pursue or, if applicable, cause the Sold Company, the applicable Subsidiary or the applicable Affiliate to make and, until Closing, diligently pursue, a claim under the policy in respect of the destruction, loss, damage or claim and, if applicable, defend or cause the Sold Company, the applicable Subsidiary or the applicable Affiliate to defend the third party Claim and (ii) except as provided in Section 5.5(i), hold or cause the applicable Affiliate to hold any insurance proceeds received before or after Closing in respect of the destruction, loss, damage or claim for the benefit of the Sold Company or its Subsidiary, as applicable, and pay or cause the applicable Affiliate to pay such proceeds promptly on receipt to the Sold Company or its Subsidiary, as applicable, after deducting any amounts owed to it under Section 5.5(d) or (e). After Closing, the Vendor will and will ensure the applicable Affiliate will, at the expense of the Sold Company or its Subsidiary, as applicable, cooperate with the Sold Company or its Subsidiary, as applicable, in the pursuit of the Claim.

(c)	If, before Closing, any destruction, loss or damage of or to the Assets occurs or third party Claim is made against the Sold Company or its Subsidiaries for which any insurance policy in the name of the Vendor or any Affiliate provides coverage for the Sold Company or its Subsidiaries, as applicable, and for which no claim is filed before Closing as contemplated by Section 5.5(b), the Vendor will and will ensure the applicable Affiliate will, at the expense of the Sold Company or the Subsidiary, as applicable, but subject to Sections 5.5(d) and (e), (i) cooperate with the Sold Company or the Subsidiary, as applicable, in filing a claim under the policy in respect of the destruction, loss, damage or claim, and in the pursuit of the claim, and, if applicable, in defending the third party Claim, and (ii) hold or cause the applicable Affiliate to hold any insurance proceeds received in respect of the destruction, loss, damage or claim for the benefit of the Sold Company or its Subsidiary, as applicable and pay or cause the applicable Affiliate to pay such proceeds promptly on receipt to the Sold Company or its Subsidiary, as applicable, after deducting any amounts owed to it under Section 5.5(d) or (e). After Closing, the Vendor will and will ensure the applicable Affiliate will, at the expense of the Sold Company, as applicable, cooperate with the Sold Company or its Subsidiary, as applicable, in the pursuit of the Claim.

(d)	If any third party Claim is made under policies of insurance as contemplated by Section 5.5(b) or (c) and both the Sold Company or any of its Subsidiaries and the Vendor or any Affiliate other than the Sold Company or any of its Subsidiaries is a party to the third party Claim, then any insurance proceeds recovered in respect of the claim will be applied, firstly, to reimburse the Vendor or such Affiliate for the costs of pursuing the Claim or defending any third party action, secondly, to any Claims against or suffered by the Vendor or such Affiliate and, thirdly, any excess to the Sold Company or its Subsidiary, as applicable.

(e)	In respect of any claim contemplated by Section 5.5(b) or (c) (except for the Claim contemplated in Section 5.5(i)), (i) the Purchaser will ensure that the Sold Company or its Subsidiary, as applicable, indemnifies and saves harmless the Vendor or applicable Affiliate from and against any and all Claims suffered, incurred or sustained in making or pursuing the claim, (ii) neither the Vendor nor any such Affiliate will be required to take any step or action involving the expenditure of funds or exposure to liability unless it is indemnified to its satisfaction (both as to the identity and creditworthiness of the indemnifying party and the scope and terms of the indemnity), and (iii) neither the Vendor nor any Affiliate will be required to take any step or action that is reasonably expected to involve significant commitments of time by its employees unless it is compensated for the loss of time of such employees and the time expenditure is convenient to it in relation to the employee’s duties.

(f)	If, before Closing (i) any destruction, loss or damage occurs of or to the Assets that, after giving effect to the receipt of insurance proceeds reasonably expected to be obtained by the Sold Company or its Subsidiaries as a result of the event, would reasonably be expected to have a Material Adverse Effect (for clarity, including any destruction, loss or damage described in Section 5.5(b) that has such effect) and the applicable Assets cannot be repaired, replaced or restored by the Closing Date by assets of equal value and utility or (ii) any part of the Assets is seized by a Government Authority and, after giving effect to the receipt of proceeds of taking reasonably expected to be obtained by the Sold Company or its Subsidiaries as a result of the event, such seizure would reasonably be expected to have a Material Adverse Effect and the applicable Asset cannot be replaced by the Closing Date by assets of equal value and utility, then, in either case, the Vendor will forthwith give to the Purchaser written notice including reasonable particulars thereof and of any insurance proceeds or proceeds of taking expected to be obtained by the Sold Company.

(g)	The Purchaser will have the option, exercisable by notice given within five (5) Business Days of the Purchaser receiving notice of such destruction, loss, damage or seizure under Section 5.5(f) to:

(i)	complete the transactions contemplated hereby without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for destruction, loss, damage or seizure of the Sold Company’s or its Subsidiaries’ assets will be paid directly to the Sold Company or its Subsidiary, as applicable, or, if received by the Vendor or an Affiliate other than the Sold Company or its Subsidiaries, paid to the Sold Company or its Subsidiary, as applicable, promptly on receipt and, for clarity, the amount of the PP&E will be adjusted to reflect the uninsured or uncompensated portion of such destruction, loss, damage or seizure; or

(ii)	terminate this Agreement and not complete the transactions contemplated hereby and in such event the Vendor and the Purchaser will be released from all obligations hereunder.

(h)	If the Vendor gives notice pursuant to Section 5.5(f) later than five (5) Business Days prior to the Closing Date, the Closing Date will be postponed until five (5) Business Days after the giving of such notice by the Vendor but not later than the Outside Date.

(i)	The Purchaser acknowledges and agrees that any and all insurance proceeds received by the Vendor, the Sold Company or any of the Sold Company’s Subsidiaries at any time before or after Closing in connection with the Claim relating to the Walden power project (as described in the summary document located in section 3.G.3 of the Data Room) shall belong to and be the sole property of the Vendor, and the Purchaser hereby waives any right, title, interest or claim in or to such insurance proceeds. If and to the extent any such insurance proceeds are received by the Sold Company or any of its Subsidiaries after the Closing, the Purchaser will or will cause the Sold Company or applicable Subsidiary to hold the same for the sole benefit of, and promptly pay the same to, the Vendor. The Purchaser agrees that upon the reasonable request of the Vendor, the Purchaser will execute or cause to be executed such further instruments as may reasonably be required for the better assuring to the Vendor of the Vendor’s right and entitlement to all of the insurance proceeds contemplated in this Section 5.5(i).

5.6 Notice of Certain Events

        During the Interim Period the Vendor will advise the Purchaser promptly if it acquires knowledge that:

(a)	the Sold Company or any of its Subsidiaries has any material contingent liabilities (including off-balance sheet financings or unfunded pension liabilities) except (A) as disclosed in the Financial Statements or (B) obligations under Applicable Laws or under agreements, documents and instruments disclosed in the Data Room or the Information Responses;

(b)	except as disclosed in the Data Room or the Information Responses, since January 1, 1988: (A) there has occurred any material event (including a release, spill or emission) on, under, around or above any of the Sold Company’s or any of its Subsidiaries’ properties that is reportable by the Sold Company or applicable Subsidiary under Applicable Laws regarding the environment, including any that had occurred prior to the date hereof and that has not been reported; (B) there has occurred any material violation by the Sold Company or any of its Subsidiaries of any Applicable Law regarding the environment, including any that had occurred prior to the date hereof; or (C) the Sold Company or any of its Subsidiaries has received any written communication to the effect that it is not in compliance with any Applicable Law regarding the environment, including any that was received prior to the date hereof;

(c)	the Sold Company’s or any of its Subsidiaries’ records relating to environmental compliance were not, at the date hereof, complete and accurate in all material respects; or

(d)	except as disclosed in the Data Room or the Information Responses, the Sold Company or any of its Subsidiaries has received or been threatened, in writing, with any litigation or Claim that is material in relation to the Sold Company or applicable Subsidiary, the Business or the Assets or that if successful, would reasonably be expected to have a Material Adverse Effect, including any that was received prior to the date hereof.

5.7 No Solicitation

        Until the earlier of the Outside Date and the termination of this Agreement, neither the Vendor nor any Affiliate of the Vendor nor any other Person on any of their behalf will, and they will ensure that the Sold Company and its Subsidiaries do not, participate in any discussions or negotiations with any third party with a view to the possible Disposition to any Person other than the Purchaser hereunder of any material Assets or any interest therein or the Shares or other ownership interests issued by the Sold Company or its Subsidiaries or any Persons that control them.

ARTICLE 6

INTERIM PERIOD MUTUAL COVENANTS OF THE PARTIES

6.1 Carriage of Legal Matters

(a)	Each Party will have primary carriage of those applications for or negotiations with Government Authorities in respect of obtaining, or the terms and conditions of, or agreements, concessions or undertakings requested by Government Authorities related to, any Required Legal and Regulatory Outcome for its benefit. The Vendor will have primary carriage of the matters described in Section 3(a) of Annex 1.1. The Purchaser will have primary carriage of the matters described in Sections 3(b) and (c) of Annex 1.1.

(b)	The Party with primary carriage of a matter will, as promptly as practicable after signing this Agreement, or otherwise as the Parties agree, make the required application, filing or notification for the Required Legal and Regulatory Outcome in the manner prescribed by Applicable Laws and thereafter diligently pursue obtaining the Required Legal and Regulatory Outcome and satisfy proper information requests of Government Authorities or third parties having standing with respect thereof. Except as otherwise provided herein, the application, filing or notification must seek only Authorizations that are required for the completion of the transactions contemplated hereby or essential to permit the Business to be conducted on substantially the same basis after Closing as at the date hereof.

(c)	With respect to the Competition Act (Canada), (i) while only one of the outcomes described in Section 3(b)(ii) of Annex 1.1 is required, it is the preference of the Parties that an advance ruling certificate be obtained in respect of the transactions contemplated hereby and, accordingly, the first approach to the Commission of Competition will be to obtain an advance ruling certificate; and (ii) the Purchaser and the Vendor will each pay one-half of filing or other fees or costs in respect of such application, filing or notification.

(d)	With respect to the Securities Act (British Columbia), (i) while only one of the outcomes described in Section 3(c) of Exhibit 1.1 is required, it is the preference of the Parties that an exemption order be obtained in respect of the transactions contemplated hereby and, accordingly, the first approach to the British Columbia Securities Commission will be to obtain an exemption order; and (ii) the Purchaser and the Vendor will each pay one-half of filing or other fees or costs in respect of such application.

(e)	The Parties will cooperate with each other with respect to all Required Legal and Regulatory Outcomes. Accordingly:

(i)	each Party will, where it has primary carriage of the matter, prior to applying for, making a filing or notification or making a substantive submission or taking a substantive step or having any conferences with any Government Authority in relation to a Required Legal and Regulatory Outcome, or making any amendment to any such application, filing, notification, submission or step, allow the other Party the opportunity, subject to restrictions imposed by Applicable Law, to review and comment on the merits of such application, filing, notification, submission, step or amendment or to participate in such conference; and

(ii)	neither Party nor any of its Affiliates will take any position or make or give any application, filing, notification, submission, evidence or argument or take any step or have any substantive discussion with any Government Authority in regard to any applications or negotiations related to any Required Legal and Regulatory Outcomes that it knows is inconsistent with obtaining any of the Required Legal and Regulatory Outcomes or the strategies, applications, filings, notifications, submissions, evidence, argument or amendments or supplements to any of them (whether made or proposed) of the other Party in respect of those matters over which that other Party has primary carriage.

(f)	Subject to Section 6.1(e)(ii), primary carriage of a matter includes final decisions on strategies, applications, filings, notifications, submissions (oral or written), evidence and argument and amendments or supplements to any of them.

(g)	A Party that does not have primary carriage of a matter will (i) on reasonable request by the Party with primary carriage, promptly provide all information in its possession or control related to the matter and, if so available, in requested format, (ii) not take any steps or have any substantive discussions with any Government Authority in relation to the matter except on the request of the Party that has primary carriage or with its consent, (iii) on reasonable request by the Party with primary carriage, support the applications, submissions and arguments (and amendments thereto) of the other Party, and (iv) instruct its counsel to observe and perform the terms of this Section 6.1.

(h)	Each Party will advise the other promptly upon becoming aware of the existence of any actual or threatened action, suit, proceeding or governmental investigation (regardless of the merits of the position) that seeks relief that is inconsistent with any Required Legal and Regulatory Outcome.

6.2 Acceptance

(a)	Upon receipt by a Party (the “Transmitting Party”) of any notification of an Authorization from Governmental Authorities in relation to a Required Legal and Regulatory Outcome (a “Regulatory Item”), such Party will promptly transmit to the other Party (the “Receiving Party”) a copy of such Regulatory Item.

(b)	If the Regulatory Item relates to a Required Legal and Regulatory Outcome for the benefit of the Transmitting Party or the mutual benefit of the Parties and the Regulatory Item does not, in the view of the Transmitting Party, permit full performance of this Agreement or the transactions contemplated hereby or, where the fulfilment of the applicable condition precedent herein requires the Transmitting Party to be satisfied with the terms and conditions applicable to the Required Legal and Regulatory Outcome, and the terms and conditions are not satisfactory to the Transmitting Party in its discretion, then the Transmitting Party must promptly and in any event within ten (10) Business Days of receipt of the Regulatory Item notify the Receiving Party and specify the reason(s) such Regulatory Item or the terms and conditions applicable to it, as applicable, is not satisfactory to the Transmitting Party, failing which the Transmitting Party will be deemed to have found such Regulatory Item and its terms and conditions to be satisfactory.

(c)	If the Regulatory Item relates to a Required Legal and Regulatory Outcome for the benefit of the Receiving Party or the mutual benefit of the Parties and the Regulatory Item does not, in the view of the Receiving Party, permit full performance of this Agreement or the transactions contemplated hereby or, where the fulfilment of the applicable condition precedent herein requires the Receiving Party to be satisfied with the terms and conditions applicable to the Required Legal and Regulatory Outcome, and the terms and conditions are not satisfactory to the Receiving Party in its discretion, then the Receiving Party must promptly and in any event within ten (10) Business Days of receipt of the Regulatory Item notify the Transmitting Party and specify the reason(s) such Regulatory Item or the terms and conditions applicable to it, as applicable, is not satisfactory to the Receiving Party, failing which the Receiving Party will be deemed to have found such Regulatory Item and its terms and conditions to be satisfactory.

(d)	If the fulfilment of a condition precedent herein requires a Party to be satisfied with a Required Legal and Regulatory Outcome or the terms and conditions applicable to it, and the Party is not satisfied with it in its discretion, then the Party with primary carriage of the matter must use its commercially reasonable efforts, in a timely manner, to obtain such amendment(s) to any such matter or the terms and conditions applicable to it, as applicable, so that the matter is satisfactory to the applicable Party.

(e)	If an application or appeal made by either Party for a Regulatory Item is denied or not obtained, that Party must promptly so notify the other Party.

6.3 Third Party Consents, Releases and Approvals — Procedure

(a)	The Vendor will have carriage of obtaining the Third Party Consents, Releases and Approvals and the Purchaser will cooperate with the Vendor in obtaining them.

(b)	Upon receipt of a Third Party Consent, Release and Approval, the Vendor will promptly transmit to the Purchaser a copy thereof.

(c)	If the Third Party Consent, Release and Approval is denoted with a check mark (v) on Annex 1.1 under the heading “Required for Closing”, and the Third Party Consent, Release and Approval does not, in the view of the Vendor, permit full performance of this Agreement or the transactions contemplated hereby or the terms and conditions applicable to it are not satisfactory to the Vendor in its discretion, then the Vendor must promptly, and in any event within ten (10) Business Days of receipt thereof, notify the Purchaser and specify the reason(s) such Third Party Consent, Release and Approval or the terms and conditions applicable to it, as applicable, is not satisfactory to the Vendor, failing which the Vendor will be deemed to have found such Third Party Consent, Release and Approval and its terms and conditions to be satisfactory.

(d)	If the Third Party Consent, Release and Approval is denoted with an asterisk (*) on Annex 1.1 under the heading “Required for Closing”, and the Third Party Consent, Release and Approval does not, in the view of the Purchaser, permit full performance of this Agreement or the transactions contemplated hereby or the terms and conditions applicable to it are not satisfactory to the Purchaser in its discretion, then the Purchaser must promptly, and in any event within ten (10) Business Days of receipt thereof, notify the Vendor and specify the reason(s) such Third Party Consent, Release and Approval or the terms and conditions applicable to it, as applicable is not satisfactory to the Purchaser, failing which the Purchaser will be deemed to have found such Third Party Consent, Release and Approval and its terms and conditions to be satisfactory.

(e)	If the Purchaser is of the view that the terms and conditions applicable to a Third Party Consent, Release and Approval that has been obtained would reasonably be expected to have a Material Adverse Effect, then the Purchaser must promptly, and in any event within ten (10) Business Days of receipt thereof, notify the Vendor and specify the reason(s) such terms and conditions would reasonably be expected to have a Material Adverse Effect, failing which the Purchaser will be deemed to have found such terms and conditions to be satisfactory.

(f)	If the fulfilment of a condition precedent herein requires a Party to be satisfied with a Third Party Consent, Release and Approval or the terms and conditions applicable to it, and the Party is not satisfied with it in its discretion, then the Vendor must use its commercially reasonable efforts, in a timely manner, to obtain such amendment(s) to any such matter or the terms and conditions applicable to it, as applicable, so that the matter is satisfactory to the applicable Party.

(g)	If a Person from whom a Third Party Consent, Release and Approval is sought refuses to give it, then a Party with knowledge of such refusal must promptly so notify the other Party.

6.4 Further Assurance Obligations

        During the Interim Period, each of the Parties will:

(a)	act with due diligence in complying with, and use commercially reasonable efforts to satisfy in a timely fashion, the conditions precedent that it is responsible for satisfying and inform the other Party with respect to the progress in the satisfaction of such conditions in a timely manner;

(b)	at no cost to the other Party, cooperate with and assist the other Party in satisfying the conditions precedent that it is responsible for satisfying; and

(c)	use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to obtain all Required Legal and Regulatory Outcomes and Third Party Consents, Releases and Approvals necessary for the consummation of the transactions contemplated by this Agreement, provided that nothing in this Section 6.4 affects what is set out in Sections 2.6, 6.2 or 6.3.

6.5 Purchaser’s Application

        Notwithstanding anything else in this Agreement, the Parties agree that the Purchaser, during the Interim Period, may make all applications, filings or notifications to the Board that it determines for an Authorization respecting the financing that it desires to complete with respect to the acquisition contemplated hereby (and any related granting of assurance or security by the Purchaser, any assignee of the Purchaser of this Agreement, the Sold Company and the immediate parent company of the Sold Company). All such applications, filings and notifications and the prosecution of the same and, if applicable, withdrawal of such applications, filings and notifications shall be undertaken and determined by the Purchaser in its sole discretion.

6.6 Vendor’s Corporate Reorganization Application

        Notwithstanding anything else in this Agreement, the Parties agree that the Vendor, during the Interim Period, may make all applications, filings or notifications to the Board that it determines for an Authorization respecting the Corporate Reorganization. All such applications, filings and notifications shall be undertaken and determined by the Vendor in its sole discretion.

6.7 Public Announcements

        Except (i) as required by Applicable Laws or (ii) in accordance with this Article 6 in connection with any disclosure to a Government Authority having jurisdiction in connection with any Required Legal and Regulatory Outcome or to any other interested party to any relevant proceedings by or before such Government Authority that is entitled pursuant to Applicable Laws to receive the same, neither Party or any of their respective Affiliates may issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without first consulting with and considering in good faith the comments and concerns, if any, of the other Party, if practicable under the circumstances. The Vendor acknowledges that the Purchaser or its Affiliate will, following execution of this Agreement, be undertaking a public financing not involving costs in respect of capital to the Sold Company and agree to cooperate with the Purchaser in that regard and to the reasonable disclosure by the Purchaser of information relating to the Sold Company, the Subsidiaries of the Sold Company and Aquila and its Affiliates required in connection therewith.

ARTICLE 7

GENERAL COVENANTS CONCERNING THE SOLD COMPANYAND
THE ELECTRICITY BUSINESS

7.1 Insurance

        The Purchaser acknowledges Section 5.5. After 12:01 a.m. on the Closing Date, the Purchaser will ensure that the Sold Company and its Subsidiaries will procure and maintain such policies of insurance and surety bonds related to the Assets as the Purchaser, at its sole cost and expense, deems advisable. After the Closing Date, the Vendor will not have any responsibility or duty to administer, in any fashion, claims under any insurance policies with respect to the Sold Company’s or its Subsidiaries’ assets, except in accordance with Section 5.5.

7.2 General Covenants of the Purchaser

        After Closing, the Purchaser will cause the Sold Company and its Subsidiaries to, among other things:

(a)	conduct the Business in accordance with Good Industry Practice, Applicable Laws and all Authorizations that are applicable thereto; and

(b)	obtain and at all times maintain in force the Authorizations necessary to permit the Sold Company and its Subsidiaries to conduct the Business,

where and to the extent failure to do so would reasonably be expected to result in a Claim against the Vendor or any Affiliate.

7.3 Tax Returns and Financial Statements

(a)	The Vendor will, at the expense of the Sold Company or its Subsidiaries, as applicable, prepare all federal and provincial returns of Taxes and applicable schedules for the Sold Company and its Subsidiaries for their taxation years that end prior the Closing Date, in accordance with the ITA or applicable provincial Tax legislation and regulations, within the time prescribed thereby, and, if the time for filing such returns or paying such Taxes is before the Closing, cause the Sold Company or its Subsidiaries, as applicable, to file such returns or pay any Taxes indicated on them as owing, as applicable. If the time for filing such returns or paying such Taxes is after the Closing, the Purchaser will cause the Sold Company or its Subsidiaries, as applicable, to file such returns and pay the Taxes indicated on them as owing, as applicable.

(b)	The Vendor will provide to the Purchaser copies of returns of Taxes and related schedules and accompanying financial statements promptly after they are available under Section 7.3(a).

(c)	The Vendor will, at its expense, prepare and deliver to the Purchaser, not later than sixty (60) days after Closing, draft federal and provincial income Tax returns and applicable schedules for the Sold Company and its Subsidiaries for their taxation year that begins on the January 1 preceding the Closing Date and ends on the Closing Date in accordance with the ITA or applicable provincial Tax legislation and regulations.

(d)	The Purchaser will cause the returns prepared and delivered pursuant to Section 7.3(c) to be duly filed within the time prescribed by the ITA or provincial Tax legislation and regulations, as applicable, and cause the Sold Company and its Subsidiaries, as applicable, to pay any Taxes indicated on such returns as owing except that if the Purchaser, acting reasonably, disagrees with any entry or calculation made in such returns or believes they are not most advantageous to the Sold Company or its Subsidiary, as applicable, then it must advise the Vendor no later than thirty (30) days prior to the time that such returns must be filed and the Vendor and the Purchaser will meet to resolve any dispute and cooperate to resolve the differences as soon as practicable. If as a result of changes proposed by the Purchaser to the Tax returns prepared by the Vendor, the Working Capital and Other Amount is lower (including a larger negative amount) than it would be using the returns prepared by the Vendor and such difference is not a result of manifest errors made by the Vendor, the Working Capital and Other Amount will be calculated using the amount of Taxes according to the returns prepared by the Vendor and the Vendor’s responsibility for Excess Taxes under Section 11.4 will be determined using such amount of Taxes.

(e)	At the time it delivers the draft Tax returns under Section 7.3(c), the Vendor will prepare and deliver to the Purchaser drafts of the financial statements, including a statement of income, statement of changes in financial position, statement of retained earning and balance sheet, of the Sold Company and its Subsidiaries as at or for the period that begins on the January 1 preceding the Closing Date and ends on the Closing Date prepared in accordance with GAAP. The Vendor will further provide to the Purchaser, on request from time to time, such explanations and data with respect to such financial statements as the Purchaser may reasonably request.

7.4 Post Closing Access

        The Vendor may retain copies of the Sold Company’s and its Subsidiaries’ books and records for the purpose of dealing with matters occurring up to the time of Closing. Notwithstanding the preceding sentence, the Purchaser will for a period of seven (7) years following Closing, to the extent necessary in connection with any Tax or other appropriate matter relating to the Sold Company and its Subsidiaries or the Business for any period prior to the time of Closing and specifically to permit the Vendor to discharge its obligations under Sections 2.5, 7.3 and 11.4, at the sole cost and expense of the Vendor:

(a)	permit the Vendor or its agents, representatives or advisors to inspect and take copies of all books or records, including financial information, of the Sold Company and its Subsidiaries with regard to any period prior to the Closing; and

(b)	assist in arranging discussions with (and calling as witnesses) officers, directors, employees and agents of the Sold Company and its Subsidiaries, the Purchaser or its other Affiliates.

7.5 Use of Name

      The Purchaser will:

(a)	within 15 days of the Closing Date, cause the name of the Sold Company to be changed to a name that does not include the name “Aquila”; and

(b)	cause the Sold Company and its Subsidiaries and the Purchaser’s other Affiliates to cease using the name “Aquila” or any derivation of it or any name that includes it and the Aquila trade marks and logos as promptly as reasonably practicable after Closing, provided that with respect to correspondence related to the Business, the Sold Company may indicate that it is the successor by change of name to Aquila Networks Canada (British Columbia) Ltd. for a period of up to 2 years after Closing, but not thereafter.

7.6 Compliance with Law

        Both before and after Closing, the Vendor may (i) take such actions, at its own cost and expense, as shall be reasonably necessary to comply with its obligations pursuant to Applicable Laws and Authorizations, or (ii) make any application, give notice, or take any action under or in relation to any legal or regulatory proceedings, provided that prior to Closing the Vendor will comply with Article 6.

7.7 Handling of Certain Agreements

        The Purchaser acknowledges the existence of agreements, instruments, and employee benefit plans or programs relating principally to the business and affairs of the Sold Company and its Subsidiaries, the “Sold Company” under the Other Share Purchase Agreement, or both, that have been entered into or created under the “Aquila Networks Canada” trade name or a trade name using the name “UtiliCorp” or entered into by the Vendor or the Vendor under the Other Share Purchase Agreement or that otherwise may not clearly reflect that the Sold Company or any Subsidiary is a party thereto or an obligor thereunder or under which the Vendor or one or more of its other Affiliates may have liability as an obligor or co-obligor. With respect to such agreements, instruments and employee benefit plans and programs, and in addition to the obligations under Section 2.12(c):

(a)	prior to the Closing, the Vendor will cause the benefit thereof to be assigned to the Sold Company or a Subsidiary; and

(b)	until the Sold Company or a Subsidiary has been recognized by applicable third parties to such agreements, instruments, plans and programs the Vendor or applicable Affiliate will agree to enforce them at the request, risk and expense of the Sold Company or a Subsidiary; provided that the Vendor or such Affiliate will not be required to take any step in relation to enforcement unless it is indemnified to its satisfaction in respect of any liabilities that may be incurred by it in so doing;

(c)	the Purchaser from and after Closing will indemnify and save harmless the Vendor and its other Affiliates from and against any and all Claims relating thereto or arising therefrom, but (i) only to the extent such Claims relate to the Business and affairs of the Sold Company or a Subsidiary and (ii) with respect to any such agreement, instrument, or employee benefit plan or program that is material, only if it is included in the Data Room; and

(d)	the Purchaser agrees to cooperate with the Vendor in any effort by the Vendor to obtain appropriate releases of the Vendor and its other Affiliates under such agreements, instruments, or employee benefit plans or programs or otherwise to clarify or confirm the appropriate allocation of liabilities thereunder among the Vendor, the Sold Company or a Subsidiary and the Vendor’s other Affiliates.

7.8 Regulatory Cooperation

        For a period of three (3) years after Closing, the Vendor will, at the Sold Company’s or a Subsidiary’s cost and on its reasonable request, provide information that is in the possession of the Vendor in relation to regulatory applications or matters pertaining to the Sold Company or its Subsidiaries.

ARTICLE 8

REPRESENTATION AND WARRANTY MATTERS PRIOR TO CLOSING

8.1 Defects to be Identified

(a)	If at any time and from time to time, before the scheduled Closing Date or, if not scheduled, the Outside Date, the Purchaser considers that one or more representations or warranties made by the Vendor and not the subject of a prior Representation Notice was, in one or more respects, not true when made or will not be true at Closing (a “R&W Defect”) and that the Defect Amount attributable to the R&W Defect exceeds $100,000 and the Purchaser is not prepared to waive such R&W Defect, then the Purchaser must promptly give notice of the R&W Defect to the Vendor (a “Representation Notice”); provided that a misrepresentation or breach of warranty in Section 3.1(a), 3.2(a) to (e) inclusive, 3.3(a) or 3.4(a) will only be dealt with under this Article 8 if the Purchaser so chooses in its sole discretion. The Representation Notice must (i) unless the Purchaser has previously given notice of the R&W Defect to the Vendor, identify in reasonable detail the nature and description of the R&W Defect; (ii) estimate the Defect Amount attributable to the R&W Defect, and (iii) indicate how such Defect Amount was determined. For clarity, no Representation Notice may be given in respect of any single alleged misrepresentation or breach of warranty unless in the one or more respects it is alleged there is such a misrepresentation or breach of warranty, it would reasonably be expected to have or result in a Defect Amount of at least $100,000.

(b)	Promptly on, and in any event within five (5) Business Days of, receipt of a Representation Notice, the Vendor must advise the Purchaser whether it agrees that the matters described therein constitute R&W Defects and with the Purchaser’s calculation of the Defect Amounts and, if not, of the reasons for its disagreement. If the Vendor disagrees with the Purchaser’s calculation of the Defect Amounts, the Vendor’s advice must set out a determination of the Defect Amounts and an indication of how such Defect Amounts were determined.

(c)	If with respect to any R&W Defect for which a Representation Notice has been properly given:

(i)	the subject-matter of the applicable representation or warranty is true or otherwise cured on or before the Outside Date, or

(ii)	the Purchaser waives the condition to Closing requiring such representation or warranty to be true, or

(iii)	the R&W Defect has been reflected in a reduction of the Defect Threshold Amount, the Indemnity Threshold Amount or the Share Purchase Price under Section 8.2(c),

      then

(iv)	if (i) above applies, the Vendor will confirm on Closing that the applicable representation or warranty is accurate in all material respects on the Closing Date but need not certify that it was accurate at the date hereof;

(v)	if (ii) or (iii) applies, the Vendor need not confirm its accuracy at all; and

(vi)	if (i), (ii) or (iii) applies, then subject to the other terms and conditions hereof, the Parties will complete the Closing and in any such case, neither the R&W Defect nor the misrepresentation or breach of warranty forming the basis thereof, may form the subject-matter of any Claim hereunder nor may any action or proceeding (whether by way of statement of claim, originating notice, motion, defence, counterclaim, third party notice or otherwise) be brought or enforced nor may any remedy or relief be sought by the Purchaser for or in respect thereof.

(d)	If with respect to any R&W Defect the Defect Amount is determined to have been less than $100,000, neither the R&W Defect nor the misrepresentation or breach of warranty forming the basis thereof may form the subject-matter of any Claim hereunder nor may any action or proceeding (whether by way of statement of claim, originating notice, motion, defence, counterclaim, third party notice or otherwise) be brought or enforced nor may any remedy or relief be sought by the Purchaser for or in respect thereof.

8.2 Curing Defects; Valuation and Adjustment

(a)	If a Representation Notice is timely given, the Vendor will use commercially reasonable efforts to remedy the matters that it agrees constitute R&W Defects and that are remediable as soon as possible after being notified thereof. If the Vendor does not remedy and the Purchaser does not waive all alleged R&W Defects (those that remain unremedied and unwaived, the “Uncured Defects”) or the Parties have not agreed on whether the matters constitute R&W Defects or the Defect Amount thereof by the Outside Date the dispute will be submitted for determination to the business valuation services of PriceWaterhouseCoopers LLP (the “Evaluator”).

(b)	Within three (3) days of appointment of the Evaluator, each Party must provide to the other Party and, at the same time, to the Evaluator a written statement separately setting forth its determination of the matters in dispute with respect to alleged R&W Defects in the Representation Notice and Defect Amounts thereof, together with written instructions that:

(i)	the Evaluator, to the extent that it may be necessary, may engage legal counsel or other experts qualified by education and experience to advise the Evaluator on the matters in dispute with respect to alleged R&W Defects, including existence, extent or valuation thereof;

(ii)	for all R&W Defects related to a particular Section, the Evaluator, in accordance with good valuation practices, must select, on the basis of reasonableness, either the determination of all matters in dispute with respect to such alleged R&W Defects submitted by one Party or the determination of all matters in dispute with respect to such alleged R&W Defects submitted by the other Party, based only upon the written statements submitted by them and the Evaluator’s training, experience or expert advice. For clarity, the Evaluator must select either the Purchaser’s determination of all matters in dispute with respect to alleged R&W Defects related to a particular Section or the Vendor’s determination of all matters in dispute with respect to such alleged R&W Defects and is not entitled to propose a compromise settlement or to pick one Party’s determination of some of the matters in dispute with respect to alleged R&W Defects under a particular Section and the other Party’s determination of the balance of them;

(iii)	the preceding paragraph (ii) must be followed for each Section in respect of which there are R&W Defects; and

(iv)	such evaluation must be completed within twenty (20) Business Days from the date of submission.

The fees and other costs to be paid to the Evaluator in respect to the services performed by it are to be paid in equal shares by the Vendor and the Purchaser. If a Party fails to provide a written statement to an Evaluator together with its written instructions as set out herein, then the Evaluator must select the other Party’s determination and, subject to Section 8.2(c) and to satisfaction or waiver of the conditions precedent herein, the Closing will occur.

(c)	Upon the determination or agreement as to the matters in dispute with respect to alleged R&W Defects in a Representation Notice:

(i)	if the aggregate of the Defect Amounts in respect of such Representation Notice is less than the Defect Threshold Amount (as previously reduced, if applicable, in respect of all other Representation Notices), the Defect Threshold Amount (as so reduced) and the Indemnity Threshold Amount (as previously reduced, if applicable, in respect of all other Representation Notices) as it applies to the indemnity by the Vendor under Section 11.2(a) will be reduced by the aggregate of such Defect Amounts and the Purchaser will complete the purchase of the Sold Shares without reduction of the Share Purchase Price;

(ii)	if the aggregate of such Defect Amounts is equal to or greater than the Defect Threshold Amount (as previously reduced, if applicable, in respect of all other Representation Notices), but less than four (4) times the Indemnity Threshold Amount (prior to any reduction thereof), then the Defect Threshold Amount will be reduced to nil and the amount of such Defect Amounts in excess of the Defect Threshold Amount (as so reduced to nil pursuant to this Section 8.2(c)(ii)) will reduce the Share Purchase Price and, subject to Section 8.2(c)(iii) and to satisfaction or waiver of the conditions precedent herein, the Closing will occur; or

(iii)	if the aggregate of the Defect Amounts in respect of such R&W Defects plus the Defect Amounts in respect of all other Representation Notices is equal to or greater than four (4) times the Indemnity Threshold Amount (prior to any reduction thereof) then the Vendor or the Purchaser may elect to terminate this Agreement in its entirety.

(d)	The Outside Date will be extended, if necessary, to the date that is five (5) Business Days after the determination of all matters in dispute in relation to R&W Defects or Defect Amounts and the Closing will be rescheduled to that date and, subject to satisfaction or waiver of the conditions precedent herein, completed on that date.

(e)	Any scheduled Closing Date shall be extended if and as necessary to give effect to this Article 8; provided Closing shall not occur later than the Outside Date.

8.3 Covenants and Agreements

        The provisions of this Article 8 shall for certainty apply only in respect of misrepresentations or breaches of warranties and not in respect of breaches of, or failure to comply with, covenants or agreements contained in this Agreement. For certainty the parties acknowledge there are no limitations on the enforcement of covenants and agreements herein in accordance with their respective terms and no limitations on Claims relating to breaches for failures to comply with covenants or agreements contained in this Agreement except, after Closing, those limitations contained in Article 11 hereof; provided that this Section 8.3 does not affect or limit Section 2.9(b) or 2.10(b).

ARTICLE 9

DISCLAIMER

9.1 Scope of Representations of the Vendor

(a)	Except as and to the extent set forth in Article 3 hereof, the Vendor makes no representations or warranties whatsoever, whether in connection with or in relation to the Assets, the Business or the Sold Company or its Subsidiaries or the transactions contemplated hereby or otherwise, and the Vendor hereby disclaims all, and the Purchaser may not assert or claim that the Vendor has any, liability or responsibility for or in respect of any other representation, warranty, statement or information made or communicated (orally or in writing) to the Purchaser or any agent, consultant, representative or advisor of the Purchaser or any representation, warranty or condition implied by law.

(b)	The Purchaser acknowledges that it has made its own independent investigations, analyses, evaluations and verifications of the Assets, the Business and the Sold Company and its Subsidiaries, provided that the foregoing will not limit or diminish the obligations and liabilities of the Vendor, nor the rights and remedies of the Purchaser under this Agreement.

ARTICLE 10

TERMINATION

10.1 Termination

        This Agreement may be terminated at any time prior to the Closing Date:

(a)	by the mutual written agreement of the Parties;

(b)	by the Vendor or by the Purchaser if:

(i)	a Government Authority from which a Required Legal and Regulatory Outcome for its benefit or for the mutual benefit of the parties is to be obtained advises in writing of its refusal to give or grant the Authorizations in the required form or in satisfactory form, as applicable, provided, where applicable, the Parties first comply with the process set forth in Section 6.2;

(ii)	an Insolvency Event occurs with respect to the other Party; or

(iii)	the consummation of the transactions contemplated hereby would violate any order, decree or judgment of any Government Authority that has not been stayed and the appeal periods in respect thereof have expired, provided that a Party will not be allowed to exercise any right of termination pursuant to this Section 10.1(b) if the event giving rise to such right is due to the failure of such Party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed by such Party.

(c)     by the Purchaser as contemplated by Section 5.5(g)(ii); or

(d)     by the Vendor or the Purchaser as contemplated by Section 8.2(c).

10.2 Automatic Termination

        This Agreement will automatically terminate without action of the Parties if the Closing has not occurred by the Outside Date.

10.3 Effect of Termination

(a)	If this Agreement is terminated by the Vendor or by the Purchaser as permitted under Section 10.1, or is automatically terminated under Section 10.2, such termination will result in neither Party having any liability to the other Party, or to any of its shareholders, directors, officers, employees, agents, consultants, representatives or advisors except if the event giving rise to the right to terminate under Section 10.1 or giving rise to the non-occurrence of Closing in the case of automatic termination under Section 10.2 is due to the failure of a Party to perform or observe in any material respect any of its covenants or agreements set forth herein, in which case such Party will be fully liable for any and all damages, costs and expenses (including loss of bargain and loss of opportunity and reasonable counsel fees) in respect of such damages, costs and expenses sustained or incurred by the other Party as a result of such failure or breach, subject to a maximum aggregate liability amount of $100,000,000, less any amount paid by such Party under Section 10.4.

(b)	The Confidentiality Agreement will survive any termination of this Agreement and the term thereof will be and, if necessary, is hereby extended to, the later of (i) expiry date according to its terms or (ii) the date that is one year after termination of this Agreement.

10.4 Failure or Refusal to Close

        Notwithstanding anything else in this Agreement, if the Closing does not occur as a result of the failure or refusal by a Party to Close when all conditions precedent to the Closing have been satisfied or waived and this Agreement has not been terminated pursuant to Article 10, then such Party will be fully liable for any and all damages, costs and expenses (including loss of bargain and loss of opportunity and reasonable counsel fees) in respect of such damages, costs and expenses sustained or incurred by the other Party as a result of such failure or refusal to Close subject to a maximum aggregate liability amount of $100,000,000, less any amount paid by such Party under Section 10.3.

ARTICLE 11

INDEMNITIES AND SURVIVAL OF REPRESENTATIONS,WARRANTIES,
COVENANTS AND AGREEMENTS

11.1 Survival

(a)	Each Party’s rights and remedies with respect to the representations, warranties, covenants, agreements and indemnities of the other Party set forth in this Agreement or in any certificate or instrument delivered in connection herewith, other than the Sold Company Release, the Vendor Release or the Aquila Guarantee, will merge in the Closing excepting only (i) Claims referred to in the definition of Survival Period in respect of which a notice of Claim has been received by the Vendor or the Purchaser within the applicable Survival Period specifying the subject matter of the Claim, the provision hereof alleged to contain the misrepresentation or to have been breached and giving reasonable particulars thereof and (ii) Claims by the Vendor or the Purchaser under Section 2.12, 5.5 or 7.7 or by the Vendor under Section 7.4 or by the Purchaser under Section 7.8.

(b)	To the maximum extent legally permitted, the Parties hereby waive and agree that they will not have, and they each hereby disclaim, any Claims, rights or remedies, and may not bring any action or proceeding (whether by way of statement of claim, originating notice, motion, defence, counterclaim, third party notice or otherwise) to enforce or obtain any remedy or relief in respect of or arising from any Claim after the last date that such Claim may be brought as permitted hereby.

(c)	No action or proceeding (whether by way of statement of claim, originating notice, motion, defence, counterclaim, third party notice or otherwise) may be brought or enforced nor may any remedy or relief in respect thereof be sought by the Purchaser after Closing for or in respect of an alleged inaccuracy in Section 3.16 or an alleged misrepresentation or breach of warranty of Section 3.16.

11.2 General Indemnities

(a)	If the Closing occurs, the Vendor will, with respect to Claims made within the Survival Period, but subject to Sections 11.1(c) and 11.5, indemnify the Purchaser and its Affiliates and any successors or permitted assignees of the Purchaser (collectively, “Purchaser Indemnified Parties”) from and against and save and hold each Purchaser Indemnified Party harmless from all Claims sustained or incurred by the Purchaser Indemnified Party resulting from:

(i)	any misrepresentation or breach of warranty made by the Vendor herein that is actionable in accordance herewith or a false certification by the Vendor at Closing under Section 2.9(a) as to its representations and warranties herein, other than (in each case) in Section 3.7(e), for which the Purchaser’s sole and exclusive remedy after Closing is under Section 11.4; or

(ii)	the failure of the Vendor to comply with, or the breach by the Vendor of, any of the covenants or agreements in this Agreement to be performed by the Vendor,

        (collectively, the “Purchaser Indemnified Loss”); provided that:

(A)	except with respect to those matters enumerated in Section 11.2(a)(ii)(B), none of the Purchaser Indemnified Parties will be entitled to assert rights of indemnification under this Article 11 in respect of any misrepresentation or breach of warranty unless the Defect Amount attributable thereto is at least $100,000 or for any Purchaser Indemnified Loss unless the aggregate of all such Purchaser Indemnified Loss exceeds the Indemnity Threshold Amount, reduced, if applicable, under Section 8.2(c), it being agreed that Purchaser Indemnified Loss will accumulate without any Claim being available in respect thereof until the aggregate of all Purchaser Indemnified Loss exceeds such Indemnity Threshold Amount, whereupon the Purchaser Indemnified Parties will be entitled to indemnification hereunder for all Purchaser Indemnified Loss;

(B)	the limitations in Sections 11.2(a)(ii)(A) and (C) will not apply to any misrepresentation by the Vendor in Section 3.1, 3.2(a) to (e), 3.3(a) or (b) or 3.4(a);

(C)	the maximum aggregate of all Purchaser Indemnified Loss for which Purchaser Indemnified Parties will be entitled to indemnification hereunder may not exceed $100,000,000; and

(D)	the Purchaser Indemnified Parties will determine among themselves how any recovery from the Vendor on account of Purchaser Indemnified Loss will be allocated between or among them and no issue related to such allocation will affect their entitlement to recovery.

(b)	If the Closing occurs, the Purchaser will, with respect to Claims made within the Survival Period, but subject to Section 11.5, indemnify the Vendor and its Affiliates and any successors or permitted assignees of the Vendor (collectively, the “Vendor Indemnified Parties”) from and against and hold each Vendor Indemnified Party harmless from all Claims sustained or incurred by the Vendor Indemnified Party resulting from:

(i)	any misrepresentation or breach of warranty made by Purchaser herein that is actionable in accordance herewith or a false certification by the Purchaser at Closing under Section 2.10(a) as to its representations and warranties herein; or

(ii)	the failure of the Purchaser to comply with, or the breach by the Purchaser of, any of the covenants or agreements in this Agreement to be performed by the Purchaser,

        (collectively, the “Vendor Indemnified Loss”); provided that:

(A)	except with respect to those matters enumerated in Section 11.2(b)(ii)(B), none of the Vendor Indemnified Parties will be entitled to assert rights of indemnification under this Article 11 in respect of any misrepresentation or breach of warranty unless the Vendor’s loss attributable thereto is at least $100,000 or for any Vendor Indemnified Loss unless the aggregate of all Vendor Indemnified Loss exceeds the Indemnity Threshold Amount it being agreed that Vendor Indemnified Loss will accumulate without any Claim being available in respect thereof until the aggregate of all Vendor Indemnified Loss exceeds the Indemnity Threshold Amount, whereupon the Vendor Indemnified Parties will be entitled to indemnification hereunder for all Vendor Indemnified Loss;

(B)	the limitations in Sections 11.2(b)(ii)(A) and (C) will not apply to (I) the obligation of the Purchaser to ensure the Sold Company pays the Intercorporate Debt and the BMO Debt or (II) any misrepresentation by the Purchaser in Section 4.1, 4.2 or 4.3(a);

(C)	the maximum aggregate of all Vendor Indemnified Loss for which the Vendor Indemnified Parties will be entitled to indemnification hereunder may not exceed $100,000,000; and

(D)	the Vendor Indemnified Parties will determine among themselves how any recovery from the Purchaser on account of Vendor Indemnified Loss will be allocated between or among them and no issue related to such allocation will affect their entitlement to recovery.

11.3 Procedure – General Indemnities

        If a Party (the “Claiming Party”) wishes to claim indemnification from the other Party (the “Indemnifying Party”) pursuant to Section 11.2:

(a)	it must provide prompt notice upon acquiring knowledge of the subject matter of the Claim (the “Indemnified Claim”); provided that failure to give such notice will not limit or lessen the right of the Claiming Party to indemnity hereunder except to the extent that the Indemnifying Party is prejudiced in its contestation of the Indemnified Claim as a result of such failure;

(b)	where the Indemnified Claim is a claim by a third party, if reasonably requested by the Indemnifying Party within thirty (30) days from receipt of the notice referred to in (a) or such shorter period as the Claiming Party has notified the Indemnifying Party is required by Applicable Law to commence such contest, and provided that the Indemnifying Party has acknowledged to the Claiming Party that the Indemnified Claim is covered by the indemnity herein, the Claiming Party must at the expense of the Indemnifying Party in good faith contest the validity, applicability or the amount of such Indemnified Claim by all reasonable proceedings or, at the option of the Indemnifying Party, the Indemnifying Party will be entitled to conduct such contestation or, if the contestation thereof is not in the control of the Claiming Party, exercise any rights to vote (by ballot or otherwise) in respect of the Indemnified Claim as instructed by the Indemnifying Party from time to time;

(c)	where the Indemnified Claim is a claim by a third party, in the event of any contest of any Indemnified Claim, whether by the Indemnifying Party or the Claiming Party, the other Party must provide all such assistance, including access to documents and officers and employees, as may be requested by the Party conducting the contestation of the Indemnified Claim and the other Party shall be entitled (at its own expense) to be represented by separate counsel in the contestation;

(d)	where the Indemnified Claim is a claim by a third party, neither Party may settle or agree to pay or, if the settlement contestation of such Indemnified Claim is not in the control of the Party, exercise any rights to vote (by ballot or otherwise) in favour of a settlement or agreement to pay, the Indemnified Claim without the consent of the other, such consent not to be unreasonably withheld; and

(e)	where the Indemnified Claim is a claim by a third party, if the Indemnifying Party has paid an amount in respect of an Indemnified Claim pursuant hereto, then (i) the Indemnifying Party will be subrogated to all and any Claims which the Claiming Party may have relating thereto without any further action; (ii) the Claiming Party, without limiting its rights to the indemnity herein, must give such further assurances and agreements and cooperate with the Indemnifying Party to permit the Indemnifying Party to pursue such Claims as and when requested by the Indemnifying Party; and (iii) if the Claiming Party is subsequently reimbursed from any source in respect of the Indemnified Claim from any other Person, the Claiming Party must promptly pay to the Indemnifying Party such amounts received, including interest actually received attributable thereto.

11.4 Tax Indemnity

(a)	The Vendor, with respect to Claims made in writing by the Purchaser during the Survival Period, will indemnify the Purchaser from and against all loss suffered or sustained by the Purchaser attributable to liabilities of the Sold Company and its Subsidiaries for Taxes pursuant to the ITA or the Income Tax Act (British Columbia) and the Corporations Capital Tax Act (British Columbia) in respect of any taxation year ending on or prior to the Closing Date, but only to the extent the amount of such Taxes for which the Sold Company is liable exceeds the greater of (i) the amounts, if any, set out or provided for in their returns of Taxes as filed and assessed by CCRA or British Columbia Ministry of Finance (each, a “Tax Authority”) prior to the Closing or, in the case of the Tax year ending on Closing, the amount reflected in the final determination of the Working Capital and Other Amount and (ii) the amount accrued in respect of such Taxes in the Financial Statements, excluding any amount of such excess that may reasonably be expected to be recoverable from customers, retailers or Persons appointed to perform retail functions or that is attributable to events that occur after the Closing Date (“Excess Taxes”). Any amount owing by the Vendor under this Section 11.4 will be paid within ten (10) Business Days of the determination that Excess Taxes are owing by the Sold Company. For these purposes, the Purchaser’s loss will be considered to be and to be limited to one dollar for each dollar of Excess Taxes.

(b)	The Purchaser will give prompt written notice to the Vendor of any written or oral notice of inquiry, assessment, reassessment, notice of assessment, or notice of re-assessment received from a Tax Authority and relating to a matter that may give rise to a Claim for indemnity or a payment under Section 11.4(a) (each, a “Tax Issue”) and will not enter into discussions or negotiations with any Tax Authority with respect to, or settle or compromise, any Tax Issue without the Vendor’s consent.

(c)	The Vendor shall, within 30 days of the receipt of notice from the Purchaser under Section 11.4(b) of a Tax Issue or, if later, prior to the time that any Excess Taxes are due, pay to the Purchaser all Excess Taxes owing, or alleged by the Tax Authority to be owing, as a result of the Tax Issue. The Purchaser will, or will cause the Sold Company to, forward amounts so received from the Vendor to the Tax Authority on account of the Tax Issue and preserve for the Vendor any rights of appeal or contestation related to the Tax Issue.

(d)	The Vendor will have the right, at its expense, to appeal any Tax Issue and to represent the interests of the Sold Company or its Subsidiaries in any tax audit or administrative or court proceeding (each, a “Proceeding”) relating to the taxation years of the Sold Company or its Subsidiaries ending on or prior to the Closing Date or with respect to any matter that may give rise to a Claim for indemnity or other payment under this Section 11.4 and to control the conduct of such Proceeding, including discussions, negotiations, settlement, compromise or other disposition thereof. The Vendor will pay any penalties or interest in respect of any Tax Issue that affect the amount of such Taxes and that are attributable to its carriage of the matter pursuant to this Section 11.4(d).

(e)	The amount of any refund received by the Purchaser or the Sold Company on account of Taxes as a result of an appeal of a Tax Issue by the Vendor or a Proceeding will be credited to the Vendor and the Purchaser will pay such amount to the Vendor within ten (10) Business Days of receipt thereof.

(f)	The Purchaser will not, and the Purchaser will ensure that the Sold Company does not, without the consent of the Vendor, given or withheld in its sole discretion (i) file any amended return of Taxes, or (ii) sign any waiver or other document or instrument extending the period within which a Tax Authority may issue a notice of assessment or reassessment, in either case for any taxation year of the Sold Company ending on or prior to the Closing Date.

(g)	The Purchaser will and will cause the Sold Company to cooperate with any reasonable requests of the Vendor for information and assistance in relation to any Tax Issue or Proceeding and permit the Vendor during normal business hours to inspect and make copies, at its expense, of relevant books and records, and provide cooperation, including attendance at the offices of the relevant Tax Authority or at any appeal or other Proceeding related to any Tax Issue, and make any objection, appeal or other action relating to a Tax Issue that the Vendor requests, acting reasonably. The Purchaser agrees to cause the Sold Company to execute or cause to be executed any document necessary, reasonable and appropriate to enable the Vendor to so defend, object, oppose or contest.

(h)	For clarity, the Vendor will, in the carriage of any Tax Issue or Proceeding, have discretion to agree to a compromise or settlement that reduces or increases Taxes otherwise payable and to which the indemnity in this Section 11.4 applies by increasing or decreasing claims made by the Sold Company against balances of undepreciated capital cost (“UCC”) of the Sold Company in respect of the relevant taxation year provided that if it does so, then the Vendor must compensate the Purchaser or the Purchaser must compensate the Vendor, as applicable, for the value of the reduction or increase in the applicable Classes of UCC of the Sold Company that results. Value of the reduction or increase of Classes of UCC will be the product of the amount of the reduction or increase, as applicable, and the following percentages:

(i)	for Class 1: 10%;

(ii)	for Class 2: 13%;

(iii)	for Class 3: 12%

(iv)	for Class 6: 18%

(v)	for Class 8: 24%

(vi)	for Class 9: 25%;

(vii)	for Class 10: 27%;

(viii)	for Class 12: 31%;

(ix)	for Class 13: 24%; and

(x)	for Class 17: 16%.

(i)	The Vendor is not responsible for any payments that would otherwise be payable hereunder to the extent the liability for Taxes is attributable to the refusal, delay or neglect of the Purchaser to observe and perform its obligations hereunder.

(j)	The obligations of the Vendor and the rights of the Purchaser under this Section 11.4 shall be the sole and exclusive remedy of the Purchaser after Closing in respect of the representation and warranty of the Vendor in Section 3.7(e) or any other matter herein in respect of Taxes for taxation years of the Sold Company ending on or prior to the Closing Date.

(k)	Should the Vendor or the Purchaser fail to pay any amounts owing to the other under this Section 11.4 within the time stipulated for payment thereof, interest at the Prime Rate from time to time in effect shall be paid by the Party owing such amount on the unpaid amount from the date due until paid in full.

(l)	Any payment made hereunder by the Vendor or by the Purchaser will be an adjustment to the Share Purchase Price. Accordingly, any such payment by (i) the Vendor is a decrease, or (ii) by the Purchaser is an increase, of the Share Purchase Price.

11.5 Limitations on Indemnity and Liability

(a)	Notwithstanding anything to the contrary contained in this Agreement, neither Party will be liable hereunder for any damages, costs, expenses, injuries, losses or other liabilities of an indirect, special or consequential nature suffered by the Claiming Party or claimed by any third party against the Claiming Party or any exemplary or punitive damages, costs or expenses suffered by the Claiming Party.

(b)	The indemnity obligations of the Parties under Section 11.2 do not apply to, and no Claim may be brought thereunder in respect of, any matters related to the finalization of the Working Capital and Other Amount, the Closing Adjustment, or the amount of Intercorporate Debt, the BMO Debt or Indebtedness for Borrowed Money, all of which will be governed exclusively by Section 2.5 or to Claims under Section 2.12, 5.5, 7.7, 10.3 or 11.4 or all of which will be governed exclusively by those Sections.

ARTICLE 12

NOTICES

12.1 Notices

        Every notice, statement, advice, request, demand, consent or other communication (each, a “Communication”) under this Agreement must be in writing in the English language and must be sent by courier or telefax, as to each Party, to it at its address set forth herein or at such other address as is designated by it in a written notice to the other Party. Except as provided in this Section 12.1, all Communications will be deemed to have been given when delivered or sent, as the case may be. Any Communication delivered or sent on a day other than a Business Day, or after 3:00 p.m. at the intended point of receipt on a Business Day, will be deemed to have been given on the next Business Day. Until such notice of change of address has been given in the manner provided in this Section, Communications shall be addressed as follows:

(a)     to the Vendor, as follows:

         Aquila Networks British Columbia Ltd.

         Attn: President
700, 801 – 7th Avenue SW
Calgary, Alberta T2P 3P7

         Facsimile: (403) 514-4902

        with a copy to:

         Aquila, Inc.

         Attn: General Counsel
20 W. Ninth Street
Kansas City, Missouri 64105
United States of America

         Facsimile: (816) 783-5175

         and

         Farris, Vaughan, Wills & Murphy

         Attn: Dean O’Leary
2600, 700 West Georgia Street
Vancouver, British Columbia V7Y 1B3

         Facsimile: (604) 661-9349

         and

         W.H. (Bill) Winters

         Burnet, Duckworth & Palmer, LLP
1400, 350 — 7th Avenue SW
Calgary, Alberta T2P 3N9

         Facsimile: (403) 260-5745

(b)     to the Purchaser, as follows:

         Fortis Inc.

         Attention: President and Chief Executive Officer
The Fortis Building, Suite 1201
139 Water Street

    P.O.        Box 8837

    St.        John’s, Newfoundland and Labrador A1B 3T2

         Facsimile: (709) 737-5307

        with a copy to:

         Fortis Inc.

         Attention: General Counsel
The Fortis Building, Suite 1201
139 Water Street

    P.O.        Box 8837

    St.        John’s, Newfoundland and Labrador A1B 3T2

         Facsimile: (709) 737-5307

      and to:

         Macleod Dixon LLP

         Attention: John Carleton
3700, 400 – 3rd Avenue SW
Calgary, AB T2P 4H2

         Facsimile: (403) 264-5973

ARTICLE 13

MISCELLANEOUS

13.1 Costs

        Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby will be paid by the Party that incurred the same.

13.2 Assignment

        This Agreement may not be assigned by either Party nor may either Party delegate any obligations hereunder without prior written consent of the other party, which consent may not be unreasonably withheld; provided that this Agreement may be assigned by the Purchaser (i) to a direct or indirect wholly owned subsidiary, or (ii) to any bank or financial institution in respect of any loans or indebtedness incurred to finance the Purchase Price. No assignment of this Agreement or any obligations hereunder will operate to release the assigning Party from its obligations hereunder, unless otherwise consented by the other Party.

13.3 No Third Party Beneficiaries

        Nothing in this Agreement entitles any Person other than the Parties and their respective successors and permitted assigns to any Claim, cause of action, remedy or right of any kind in respect of the subject matter hereof.

13.4 Entire Agreement

        This Agreement and the other Transaction Documents and the agreements, documents and instruments contemplated hereby constitute the entire agreement between the Parties relating to, and, except for the Confidentiality Agreement, there are no collateral or other statements, understandings, covenants, agreements, representations or warranties, written or oral, relating to, the subject matter of the Transaction Documents. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties or their predecessors relating to the subject matter of this Agreement except the Confidentiality Agreement. This Section 13.4 does not derogate from or otherwise affect the obligations of the Parties under any agreement, document or instrument executed and delivered pursuant hereto or in implementation of the transactions contemplated hereby or thereby.

13.5 Successors and Assigns

        This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

13.6 No Waiver

(a)	Except as provided herein, no failure on the part of any Party in making any complaint or exercising any right or remedy under this Agreement (regardless how long such failure continues, but subject to the limitations herein related to the time within which Claims may be brought) operates as a waiver thereof, nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy in law, or by statute, equity or otherwise conferred.

(b)	Except as provided herein, no waiver of any provision of this Agreement, including this Section, will be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by duly authorized representatives of the Party purported to have given such waiver.

(c)	No consent or waiver by a Party, express or implied, to or of any breach or default by another Party in the performance by such other Party of its obligations hereunder will be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder.

13.7 Amendment

        This Agreement may not be varied or amended in its terms otherwise than by an instrument in writing dated subsequent to the date hereof, executed by duly authorized representatives of the Parties.

13.8 No Restrictions on Business

        For the avoidance of doubt, nothing contained in this Agreement grants any rights not expressly mentioned or restricts any Party from engaging in any business or activity not expressly prohibited by this Agreement.

13.9 Continuing Liability

        Except as provided herein, any provision of this Agreement under which an obligation of a Party has accrued but has not been discharged will not be affected by termination of this Agreement, nor will the Party liable to perform be discharged as a result of any such termination, nor will termination prejudice any right of a Party against the other in respect of anything done or omitted hereunder prior to such termination or in respect of any right to damages or other remedies.

13.10 Time of the Essence

        In this Agreement, time is of the essence.

13.11 Governing Law; Attornment; Waiver of Jury Trial

(a)	This Agreement will be governed by and construed in accordance with the Applicable Laws prevailing in the Province of Alberta. There will be no application of any conflict of laws rules inconsistent with this Section 13.11(a).

(b)	The Parties do hereby:

(i)	submit and attorn to the non-exclusive jurisdiction of the Courts of the Province of Alberta for all matters arising out of or relating to this Agreement, or any of the transactions contemplated hereby;

(ii)	waive all right to object to jurisdiction or execution in any legal action or proceeding relative to this Agreement or the transactions contemplated hereby which they may now or hereafter have by reason of domicile or otherwise;

(iii)	waive any objection to the laying of venue in such Courts of the Province of Alberta of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby;

(iv)	waive and agree not to plead or claim that any action, suit or proceeding in such Courts has been brought in an inconvenient forum; and

(v)	waive any right they may have to, or to apply for, trial by jury in connection with any matter, action, proceeding, claim or counterclaim arising out of or relating to this Agreement or any of the transactions contemplated hereby.

      [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

13.12

Execution

        This Agreement may be executed in any number of counterparts (which may be evidenced by facsimile copies of counterpart execution pages), no one of which needs to be executed by both Parties, and when both Parties have executed a counterpart hereof, all such counterparts together comprise one and the same agreement and this Agreement is binding upon the Parties, with the same force and effect as if both Parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Vendor:	AQUILA NETWORKS BRITISH COLUMBIA LTD.
By:	/s/ Fauzia Lalani
Title: President
Purchaser:	FORTIS INC.
By:
Title:
By:
Title:

This is the execution page to the Share Purchase Agreement dated September 15th, 2003.

13.12 Execution

        This Agreement may be executed in any number of counterparts (which may be evidenced by facsimile copies of counterpart execution pages), no one of which needs to be executed by both Parties, and when both Parties have executed a counterpart hereof, all such counterparts together comprise one and the same agreement and this Agreement is binding upon the Parties, with the same force and effect as if both Parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Vendor:	AQUILA NETWORKS BRITISH COLUMBIA LTD.
By:
Title:
Purchaser:	FORTIS INC.
By:	/s/ Stanley Marshall
Title: President and CEO
By:	/s/ Karl Smith
Title: CFO

This is the execution page to the Share Purchase Agreement dated September 15th, 2003.